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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CTS Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 11, 2014

Dear CTS Shareholder:

          You are cordially invited to attend the 2014 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Wednesday, May 21, 2014, at 9:30 a.m. Central Daylight Time, at CTS' offices located at 2375 Cabot Drive, Lisle, IL 60532.

          We are pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2014 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2013, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on page 3 of the 2014 Proxy Statement.

          We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

          We look forward to seeing you at the meeting.

Kieran O'Sullivan President and Chief Executive Officer

Notice of the 2014 Annual Meeting of Shareholders

To Be Held On
May 21, 2014

To CTS Shareholders:

          The 2014 Annual Meeting of Shareholders of CTS Corporation will be held on Wednesday, May 21, 2014, at 9:30 a.m. Central Daylight Time, at CTS' offices located at 2375 Cabot Drive, Lisle, IL 60532. To obtain directions to the meeting location, please call (574) 523-3847.

          Only CTS shareholders of record at the close of business on April 4, 2014 may vote at this meeting or any adjournments that may take place. At the meeting, shareholders will vote upon the following items:

  1.
  Election of nine directors for a one-year term;

  2.
  Approval, on an advisory basis, of the compensation of CTS' named executive officers;

  3.
  Ratification of the appointment of Grant Thornton LLP as CTS' independent auditor for 2014;

  4.
  Approval of the CTS Corporation 2014 Performance and Incentive Compensation Plan; and

  5.
  Any other business properly presented at the meeting.

          Your Board of Directors recommends that you vote in favor of the director-nominees, in favor of approval of CTS' named executive officer compensation, in favor of the ratification of the appointment of Grant Thornton LLP and in favor of the CTS Corporation 2014 Performance and Incentive Compensation Plan.

By Order of the Board of Directors,

Robert J. Patton Corporate Secretary

April 11, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2014

The Notice, 2014 Proxy Statement, form of proxy and 2013 Annual Report to Shareholders are available at http://www.ctscorp.com/investor_relations/proxy_statement/proxy_statement.htm.

PROXY STATEMENT

2014 ANNUAL MEETING OF SHAREHOLDERS

To be held on
May 21, 2014

          This proxy statement is furnished in connection with the solicitation by the Board of Directors ("Board") of CTS Corporation ("CTS" or "the Company") of proxies to be voted at the 2014 Annual Meeting of Shareholders ("Annual Meeting"). On or about April 11, 2014, the Company mailed to its shareholders the Notice of Internet Availability of Proxy Materials, and made available this proxy statement, the accompanying proxy card and Annual Report to Shareholders. The following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:
Upon what may I vote?

A:
(1)   Election of director-nominees to serve on the Board;

(2)
Approval, on an advisory basis, of the compensation of CTS' named executive officers;

(3)
Ratification of the appointment of Grant Thornton LLP as CTS' independent auditor for 2014; and

(4)
Approval of the CTS Corporation 2014 Performance and Incentive Compensation Plan.

Q:
How does the Board recommend that I vote?

A:
The Board recommends that you vote:

(1)
FOR each of the director-nominees identified in this proxy statement;

(2)
FOR approval of CTS' named executive officer compensation;

(3)
FOR ratification of Grant Thornton LLP as CTS' independent auditor for 2014; and

(4)
FOR approval of the CTS Corporation 2014 Performance and Incentive Compensation Plan.

Q:
How will voting on any other business be conducted?

A:
We are not aware of any other business to be brought before the shareholders at the Annual Meeting other than as described in this proxy statement. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Kieran O'Sullivan, President and Chief Executive Officer, and Robert J. Patton, Vice President, General Counsel & Corporate Secretary, to vote on those matters at their discretion.

Q:
How many votes are needed for approval of each proposal presented in this proxy statement?

A:
Assuming that at least a majority of the shares of CTS common stock are represented at the Annual Meeting, either in person or by proxy:

(1)
The nine director-nominees receiving the most votes will be elected. Only votes cast for a nominee will have an impact on the election of directors, because abstentions, broker non-votes, and instructions on your proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes;

  (2)
  An affirmative vote of a majority of votes cast is necessary to approve, on an advisory basis, the compensation of CTS' named executive officers, although such vote will not be binding on CTS. Abstentions and broker non-votes will have no impact on the outcome of this proposal;

  (3)
  The Audit Committee's appointment of Grant Thornton LLP as CTS' independent auditor for 2014 will be ratified if a majority of the votes cast support the appointment. Because the proposal to ratify the appointment of Grant Thornton LLP is considered "routine," your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. Abstentions have no impact on the outcome of this proposal; and

  (4)
  An affirmative vote of a majority of votes cast is necessary to approve the CTS Corporation 2014 Performance and Incentive Compensation Plan. Abstentions and broker non-votes will have no impact on the outcome of this proposal.

Q:
Who is entitled to vote?

A:
Shareholders of record at the close of business on April 4, 2014, which is referred to in this proxy statement as the Record Date, are entitled to vote at the Annual Meeting. As of close of business on the Record Date, there were 33,802,386 shares of CTS common stock issued and outstanding. Every shareholder is entitled to one vote for each share of CTS common stock held on the Record Date.

Q:
How do I vote?

A:
Please follow the instructions on your Notice of Internet Availability of Proxy Materials to vote online or by telephone up until 11:59 p.m. Eastern Daylight Time on May 20, 2014. Of course, you may always vote in person at the meeting.

Q:
How can I vote shares of CTS common stock that I hold under the CTS Corporation Retirement Savings Plan?

A:
The CTS Corporation Retirement Savings Plan is CTS' 401(k) plan. Vanguard Fiduciary Trust Company, the plan trustee, will vote the shares of CTS common stock in your account according to your instructions. You may use the proxy card provided or go online at www.proxyvote.com to instruct Vanguard. You must provide instructions or make changes to your instructions on how to vote shares of CTS common stock in your CTS Corporation Retirement Savings Plan on or before 11:59 p.m. Eastern Daylight Time on May 19, 2014. After that time, your instructions will be transmitted to the plan trustee and cannot be changed. If Vanguard does not receive your instructions for how to vote your shares of CTS common stock, they will not be voted.

Q:
Who is entitled to attend the Annual Meeting?

A:
Attendance at the Annual Meeting will be limited to our shareholders as of the Record Date and to pre-approved guests of CTS. All shareholder guests must be pre-approved by CTS and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the Record Date. Additionally, to attend the Annual Meeting you must first obtain a legal proxy form from the broker or other organization that holds your shares. Please contact such broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the Annual Meeting, you will be required to present a valid form of identification.

Q:
Who solicits proxies and how much will this proxy solicitation cost?

A:
In February 2014, CTS hired Eagle Rock Proxy Advisors LLC to solicit votes for a fee of $5,000. CTS also reimburses Eagle Rock for reasonable expenses, fees charged by banks, brokers and other custodians, fiduciaries, and nominees for their costs of sending proxy and solicitation materials to our shareholders. Broadridge, Inc. also distributes proxy materials on CTS' behalf and is reimbursed by CTS for mailing and distribution expenses. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:
How can I receive paper or email copies of the proxy materials?

A:
Shareholders wishing to receive paper or email copies of the proxy materials for the Annual Meeting and for future annual meetings of shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by directing written or oral requests to CTS Corporation, Corporate Secretary, 905 West Boulevard North, Elkhart, Indiana 46514, or by calling (630) 577-8831 and asking to speak to our Corporate Secretary, or by sending an email to shareholder.services@ctscorp.com by May 7, 2014, or by following the directions on your proxy card.

Q:
How may a shareholder nominate a candidate for election to the Board?

A:
Director-nominees for the 2015 Annual Meeting of Shareholders may be nominated by shareholders by sending a written notice to the corporate office to the attention of the Corporate Secretary for CTS. Pursuant to the CTS Corporation Bylaws, all nominations must be received no earlier than January 6, 2015 and no later than February 20, 2015. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS' Bylaws. Upon request, copies of the Bylaws may be obtained free of charge from CTS' Corporate Secretary, or from CTS' website at http://www.ctscorp.com/governance/bylaws.htm.

Q:
When are shareholder proposals for the 2015 Annual Meeting of Shareholders due?

A:
CTS' advance notice Bylaw provisions require that in order to be presented at the 2015 Annual Meeting of Shareholders, any shareholder proposal, including the nomination of a candidate for director, must be in writing and mailed to the corporate office to the attention of the Corporate Secretary for CTS, and must be received no earlier than January 6, 2015 and no later than February 20, 2015. Certain information is required to be included with shareholder proposals, which is described in CTS' Bylaws. Upon request, copies of the Bylaws may be obtained free of charge from CTS' Corporate Secretary, or from CTS' website at http://www.ctscorp.com/governance/bylaws.htm. To be included in our proxy materials relating to the 2015 Annual Meeting of Shareholders, proposals must be received by us on or before December 12, 2014 (or, if the date of the 2015 Annual Meeting of Shareholders is more than 30 days before or after the date of the 2014 Annual Meeting of Shareholders, a reasonable time before we begin to print and send our proxy materials).

PROPOSALS UPON WHICH YOU MAY VOTE

1.
ELECTION OF DIRECTORS;

2.
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF CTS' NAMED EXECUTIVE OFFICERS;

3.
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CTS' INDEPENDENT AUDITOR FOR 2014; AND

4.
APPROVAL OF THE CTS CORPORATION 2014 PERFORMANCE AND INCENTIVE COMPENSATION PLAN.

Your Board recommends a vote FOR the director-nominees, FOR advisory approval of CTS'
named executive officer compensation, FOR the ratification of the appointment of
Grant Thornton LLP and FOR the approval of the CTS Corporation 2014 Performance and
Incentive Compensation Plan.

 PROPOSAL 1: ELECTION OF DIRECTORS

          CTS' Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time-to-time by the Board. The Board has established the number of authorized directors at nine, effective as of the Annual Meeting. There are nine director-nominees for election. Detailed information on each is provided below. All directors are elected annually and serve one-year terms or until their successors are elected and qualified.

          Nominees for the Board of Directors.    Each director-nominee named below is currently a director of CTS. The ages shown are as of April 11, 2014, the date on which this proxy statement was first mailed to shareholders. Each director-nominee has agreed to serve as a director if elected. If one or more of the nominees become unavailable for election, the members of the Board will, in their sole discretion and pursuant to authority granted by the CTS Bylaws, nominate and vote for a replacement director or reduce the authorized number of directors.

WALTER S. CATLOW Age 69	Director since 1999

Mr. Catlow is the retired Dean of the College of Business at Concordia University. Mr. Catlow served as President of Ameritech Cellular Services, a wireless communications service provider, from 1998 until his retirement in 2000. Prior to that, Mr. Catlow served as Executive Vice President of Ameritech and as President of Ameritech International, Inc., where he directed Ameritech International's investments and was responsible for global acquisitions and alliances. The Board believes Mr. Catlow's experience in international business, his experience in the wireless communications infrastructure industry, and his experience as a top level executive make him well qualified to serve as a director.
LAWRENCE J. CIANCIA Age 71	Director since 1990

Mr. Ciancia has been a partner in Corporate Development International, Inc., a corporate search firm specializing in mergers, acquisitions, and divestitures, since 1998. Previously, Mr. Ciancia served as President of Uponor ETI, a supplier of PVC pipe products, specialty chemicals and PVC compounds. The Board believes Mr. Ciancia's experience in international mergers and acquisitions and his experience as a top level executive make him well qualified to serve as a director.
THOMAS G. CODY Age 72	Director since 1998

Mr. Cody is the Chairman of the Board. He is also a retired Vice Chairman of Macy's, Inc. (formerly known as Federated Department Stores, Inc.), a nationwide department store retailer, serving from February 2003 through March 2010. Prior to assuming that position, he served as Executive Vice President, Legal and Human Resources of Federated Department Stores, Inc. since 1992. Until May 2008, Mr. Cody was also a director of LCA Vision, Inc. The Board believes that Mr. Cody's extensive legal, tax, human resources, and top level executive experience, garnered in service of a major New York Stock Exchange ("NYSE") listed corporation, as well as his experience serving as a director of another public company, make him well qualified to serve as a director.

PATRICIA K. COLLAWN Age 55	Director since 2003

Ms. Collawn is Chairman, President and Chief Executive Officer of PNM Resources, Inc., a multi-state utilities corporation serving electricity customers. Ms. Collawn was named Chairman effective January 1, 2011. In March 2010, she was made a director of PNM Resources, Inc. She was President and Chief Operating Officer since August 2008 and Utilities President at PNM Resources, Inc. from June 2007 to August 2008. Prior to that, Ms. Collawn was President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary, from October 2005. The Board believes that Ms. Collawn's experience as a sitting President and Chief Executive Officer of a publicly traded corporation, as well as substantial operations experience, make her well qualified to serve as a director.
MICHAEL A. HENNING Age 73	Director since 2000

Mr. Henning is the retired Deputy Chairman of Ernst & Young LLP, an independent accounting firm, serving from 1999 to 2000. Mr. Henning served as Chief Executive Officer of Ernst & Young International, Inc. from 1993 until 1999. Mr. Henning also serves as a director of Omnicom Group, Inc., Landstar System, Inc., and Black Diamond, Inc. (formerly Clarus Corporation). Until October 2009, Mr. Henning was a director of Highlands Acquisition Corporation. The Board believes that Mr. Henning's substantial international tax and accounting experience garnered through service with one of the world's preeminent accounting firms, and his experience serving as a director of other companies, make him well qualified to serve as a director. Mr. Henning's tax and accounting acumen also enable his service as CTS' audit committee financial expert.
GORDON HUNTER Age 62	Director Since 2011

Mr. Hunter is the Chairman, President and Chief Executive Officer of Littelfuse, Inc., a global electronics company. Mr. Hunter has served as a director of Littelfuse, Inc. since June 2002, and joined the company as Chief Operating Officer in November 2003. He assumed the role of Chairman, President, and Chief Executive Officer of Littelfuse, Inc. on January 1, 2005. He is currently a member of the Board of Directors of Veeco Instruments, Inc., where he serves on its Compensation Committee. Mr. Hunter also serves on the Council of Advisors of Shure Incorporated. The Board believes that Mr. Hunter's experience as a sitting President and Chief Executive Officer of a publicly traded corporation serving global markets, as well as substantial experience in the electronics industry, make him well qualified to serve as a director.
DIANA M. MURPHY Age 57	Director since 2010

Ms. Murphy is the Managing Director of Rocksolid Holdings, LLC, a private equity firm, serving in that capacity since January 2007. She is also the managing director of the Georgia Research Alliance Venture Fund. Prior to joining Rocksolid, she was a Managing Director at Chartwell Capital Management Company, a private equity firm. She is a Director of Landstar System, Inc., Georgia Research Alliance Venture Fund, LLC, and the Coastal Bank of Georgia, along with other private and non-profit boards. She is a member of the Executive Committee and Vice President of the United States Golf Association. The Board believes that Ms. Murphy's extensive experience in business management, strategic planning, marketing, public relations, and experience on the boards of other companies make her well qualified to serve as a director.

KIERAN O'SULLIVAN Age 52	Director since 2013

Mr. O'Sullivan is the President and Chief Executive Officer of CTS. Prior to assuming this role on January 7, 2013, Mr. O'Sullivan served as Executive Vice President of Continental AG's Global Infotainment and Connectivity Business and led the NAFTA Interior Division, having joined Continental AG, a global automotive supplier, in 2006. The Board believes that Mr. O'Sullivan's over twenty-five years of leadership experience in operations, strategy, mergers and acquisitions, and finance roles in the manufacturing services, electronics, and automotive business segments make him well qualified to serve as a director.
ROBERT A. PROFUSEK Age 64	Director since 1998

Mr. Profusek is the Head of Mergers & Acquisitions for Jones Day, a global law firm which he joined in 1975. Mr. Profusek also serves as the Lead Director of Valero Energy Corporation and is a member of the company's Compensation Committee and Nominating and Governance Committee. He previously served as a director of two other NYSE-listed companies. The Board believes that Mr. Profusek's substantial experience in mergers and acquisitions, corporate governance, and experience serving as a director of other companies make him well qualified to serve as a director.

Your Board recommends a vote FOR each of these director-nominees.

PROPOSAL 2: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF CTS' NAMED EXECUTIVE OFFICERS

          As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 ("Exchange Act"), our Board of Directors is submitting a "Say-on-Pay" proposal for shareholder consideration. The Compensation Discussion and Analysis section of this proxy statement (which begins on page 29) describes CTS' executive compensation program and the compensation decisions made by the Compensation Committee and the Board in 2013 with respect to our named executive officers. CTS is asking shareholders to cast an advisory shareholder vote approving the compensation of CTS' named executive officers (commonly referred to as a "say-on-pay" vote). Under current Board policy, the shareholder vote for advisory approval of named executive officer compensation will occur annually. The next such vote will occur at our 2015 Annual Meeting of Shareholders.

          As we describe in the Compensation Discussion and Analysis section of this proxy statement, CTS' executive compensation program is designed to attract, retain, and motivate high-quality executive talent, to provide executives with strong incentives to maximize CTS' performance, and to align executives' interests with those of shareholders. These goals are achieved through the application of a number of techniques, such as:

  •
  balancing fixed pay versus incentive-based compensation appropriately;

  •
  selecting appropriate and broad-based performance metrics;

  •
  establishing reasonable performance thresholds;

  •
  capping performance-based compensation awards at certain maximum levels;

  •
  requiring multiple-year performance periods for performance-based awards; and

  •
  vesting a significant amount of equity compensation over multi-year periods.

          CTS has not substantially changed its overall approach to executive compensation through the recent economic downturn and the start of the economic recovery, remaining committed to the use of broad-based metrics such as earnings per share, strategic business unit operating earnings, sales growth and relative total shareholder return in measuring corporate performance.

          For these reasons, the Board is asking shareholders to vote FOR the following resolution: "RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby approved." While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and expect to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Your Board recommends a vote FOR the approval of CTS' named executive officer compensation.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITOR FOR 2014

          Grant Thornton LLP has served as CTS' independent auditor since June 2005 and has been appointed by the Audit Committee to continue as CTS' independent auditor for 2014. In the event that ratification of the appointment of Grant Thornton LLP as independent auditor for 2014 is not approved by the shareholders at the Annual Meeting, the Board will review the Audit Committee's future selection of independent auditors.

          Representatives of Grant Thornton LLP will be present at the Annual Meeting. The representatives will be available to respond to appropriate questions. The representatives will also be afforded an opportunity to make such statements as they desire.

Your Board recommends a vote FOR ratification of the appointment of
Grant Thornton LLP as independent auditor for 2014.

PROPOSAL 4: APPROVAL OF THE CTS CORPORATION 2014 PERFORMANCE AND INCENTIVE COMPENSATION PLAN

          On March 21, 2014, upon the recommendation of the Compensation Committee, the Board of Directors unanimously approved and adopted, subject to shareholder approval, the CTS Corporation 2014 Performance and Incentive Compensation Plan (the "2014 Plan"). The purpose of the 2014 Plan is to provide certain employees and non-employee directors of the corporation ("Participants") with the opportunity to receive stock-based and performance incentives in order to attract, motivate, and retain qualified individuals and to align their interests with the interests of shareholders. You are being asked to approve the 2014 Plan.

          Like the CTS Corporation Amended and Restated 2009 Omnibus Equity and Performance Incentive Plan (the "2009 Plan"), which is CTS' only active equity plan, the purpose of the 2014 Plan is to advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by employees and non-employee directors, by providing additional incentives and motivation toward performance of the Company, and enabling the Company to attract and retain the services of employees and non-employee directors upon whose judgment, actions, interest, and special effort the successful conduct of the Company's operations is largely dependent. To further these objectives, the 2014 Plan allows the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, or other stock awards as well as performance cash. If and when the 2014 Plan is approved by the shareholders, no further grants will be made under the 2009 Plan in the future. Approval of the 2014 Plan will in no way affect the validity of prior grants made under the 2009 Plan.

          You are also being asked to approve certain material terms of the 2014 Plan in order to preserve CTS' potential ability to receive a federal income tax deduction for certain performance-based awards under the 2014 Plan. Section 162(m) of the Code disallows the corporate tax deduction for certain compensation in excess of $1 million per year paid to certain executive officers. However, certain compensation, including compensation based on the attainment of performance goals, may be excluded from this deduction limit if the compensation is granted under a plan whose material terms for performance-based awards for purposes of Section 162(m) are timely approved by shareholders. Under Section 162(m) of the Internal Revenue Code and applicable regulations, CTS must seek shareholder approval at five-year intervals to preserve CTS' ability to receive this federal income tax deduction. Shareholder approval of the 2014 Plan could (but is not guaranteed to) have the effect of reducing the potential tax to be paid by CTS on certain compensation should it reach the limits set forth in Section 162(m) of the Code. In the event that CTS' shareholders do not approve the 2014 Plan, then it will not become effective, no awards will be granted under the 2014 Plan, and the 2009 Plan will continue in accordance with its terms as previously approved by CTS' shareholders. In addition, CTS' ability under the 2009 Plan to make certain performance awards to certain participants will be limited. The Board of Directors recommends that you vote to approve the 2014 Plan, including the material terms for performance-based awards for purposes of Section 162(m).

          A summary of the 2014 Plan follows, which summary is qualified in its entirety by reference to the 2014 Plan itself, a copy of which is attached to this proxy statement as Exhibit A. A new plan benefits table is not provided because no grants have been made under the 2014 Plan and all grants will be discretionary.

Why CTS Believes You Should Vote for Proposal 4

          The 2014 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, stock appreciation rights (SAR or SARs), restricted stock, restricted stock units (RSU or RSUs), performance shares, performance units and other stock or stock-based awards for the purpose of providing Participants with incentives and rewards for performance. The 2014 Plan also authorizes the Compensation Committee to provide cash incentive awards to these same Participants. Some of the key features of the 2014 Plan that reflect CTS' commitment to effective management of equity and incentive compensation are set forth below in this subsection.

          CTS believes its future success depends in part on its ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and/or incentive-based awards under the 2014 Plan is critical to achieving this success. CTS would be at a severe competitive disadvantage if it could not use stock-based awards to recruit and compensate its non-employee directors and officers and other employees.

          The use of CTS stock as part of CTS' compensation program is also important to its continued success because CTS believes it fosters a pay-for-performance culture that is an important element of its overall compensation philosophy. CTS believes that equity compensation motivates directors and employees to create shareholder value because the value they realize from equity compensation is based on CTS' stock price performance. Equity compensation also aligns the compensation interests of CTS' directors and employees with the investment interests of its shareholders and promotes a focus on long-term value creation because its equity compensation awards can be subject to vesting and/or performance criteria.

          As of March 3, 2014, 1,012,029 shares remained available for issuance under the 2009 Plan. If the 2014 Plan is not approved, CTS may be compelled to increase significantly the cash component of its non-employee director and employee compensation, which may not necessarily align director or employee compensation interests with the investment interests of its shareholders as well as the alignment provided by equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and use cash that would be better utilized if reinvested in the businesses or returned to CTS' shareholders.

          The following includes aggregated information regarding the overhang and dilution associated with the 2009 Plan and our now terminated 2004 Omnibus Long-Term Incentive Plan and the potential shareholder dilution that would result if the proposed share authorization under the 2014 Plan is approved. The following information is as of March 3, 2014. As of that date, there were approximately 33,715,693 of CTS' shares outstanding.

  •
  Total outstanding full-value awards (RSUs), assuming that the outstanding awards achieve maximum performance: 1,012,276 shares (3.00 percent of outstanding shares);

  •
  Outstanding stock options: 7,900 shares (0.02 percent of outstanding shares) (outstanding stock options have a weighted average exercise price of $11.90 and a weighted average remaining term of 1.23 years);

  •
  Total shares available for future awards under the 2009 Plan: 1,012,029 shares (3.00 percent of outstanding shares);

  •
  The total number of shares subject to outstanding awards (1,020,176 shares), plus the total number of shares available for future awards under the 2009 Plan (1,012,029 shares), represents a current overhang percentage of 6.03 percent (in other words, the potential straight dilution of shareholders);

  •
  Proposed shares available for issuance under the 2014 Plan: 1,500,000 shares (4.45 percent of outstanding shares — this percentage reflects the simple dilution of shareholders that would occur if the 2014 Plan is approved); and

  •
  The total shares subject to outstanding awards as of March 3, 2014 (1,020,176), plus the total shares available for future awards under the 2009 Plan as of that date (1,012,029), plus the proposed shares available for issuance under the 2014 Plan (1,500,000), represent a total fully-diluted overhang of 3,532,205 shares (10.48 percent) under the 2014 Plan.

          Based on the closing price on NYSE for CTS common stock on March 3, 2014 of $20.42 per share, the aggregate market value as of March 3, 2014 of the 1,500,000 shares requested for issuance under the 2014 Plan was $30,630,000. In 2011, 2012 and 2013, CTS granted awards under the 2009 Plan covering 302,300 shares, 487,434 shares, and 457,940 shares, respectively.

          In determining the number of shares to request for approval under the 2014 Plan, CTS' management team worked with Equilar, a total executive compensation information database of public companies that file with the Securities and Exchange Commission, and the Compensation Committee to evaluate a number of factors including CTS' recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating this proposal for the 2014 Plan.

          If the 2014 Plan is approved, CTS intends to utilize the shares authorized under the 2014 Plan to continue its practice of incentivizing key individuals through annual equity grants. As noted elsewhere, CTS' Compensation Committee would retain full discretion under the 2014 Plan to determine the number and amount of awards to be granted under the 2014 Plan, subject to the terms of the 2014 Plan, and future benefits that may be received by participants under the 2014 Plan are not determinable at this time.

          CTS believes that it has demonstrated a commitment to sound equity compensation practices in recent years. CTS recognizes that equity compensation awards dilute shareholder equity, so it has carefully managed its equity incentive compensation. In preparing the 2014 Plan, CTS took into account emerging trends and current best practices with respect to equity-based compensation plans. CTS' equity compensation practices are intended to be competitive and consistent with market practices.

          In evaluating this Proposal 4, shareholders should consider the factors set forth below, plus the remaining information in this Proposal 4.

Administration:	• The 2014 Plan shall be administered by the Compensation Committee.

•

The Compensation Committee shall have authority to interpret the 2014 Plan and any award agreement under the 2014 Plan, prescribe rules and regulations, and make determinations necessary for the administration of the 2014 Plan.

• The determinations of the Compensation Committee shall be conclusive and binding.

•

To the extent permitted by law, the Compensation Committee may delegate its authority to a subcommittee or, subject to certain conditions, to one or more officers of CTS to make awards to employees who are not directors, executive officers, or more than 10% shareholders.

Available Shares:	• The maximum number of shares that may be issued under the 2014 Plan 1,500,000, subject to adjustment as described in the 2014 Plan for certain corporate transactions or other events.

•

The number of shares issued as restricted stock, restricted stock units, performance shares and performance units and other stock awards (after taking into account any forfeitures and cancellations) will not during the life of the 2014 Plan, in the aggregate, exceed 1,500,000 shares.

•

If any shares issued pursuant to an award are forfeited, or an award is forfeited, expires, or is otherwise terminated, the shares issued pursuant to, or subject to, such awards (as applicable) will, to the extent of such forfeiture, expiration or termination, again be available for future awards. Any shares that are tendered or otherwise used by a Participant to pay an option exercise price will not be available for future grants under the 2014 Plan. Shares withheld by the corporation to satisfy the tax withholding obligation shall count against the maximum number of shares available for grant under the 2014 Plan. The number of shares covered by a SAR, to the extent that it is exercised and settled in shares, and whether or not all the shares covered by the award are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the 2014 Plan. In the event that the corporation repurchases shares with option proceeds, those shares will not be added to the maximum number of shares available for grant under the 2014 Plan. If, under the 2014 Plan, a Participant has elected to give up the right to receive compensation in exchange for shares based on fair market value, such shares will not count against the maximum number of shares available for grant under the 2014 Plan. Unless otherwise determined by the Compensation Committee, awards that are designed to operate in tandem with other awards shall not be counted against the maximum number of shares available for grant under the 2014 Plan, in order to avoid double counting. To the extent any award is settled in cash, the number of shares available for issuance under the 2014 Plan shall be reduced by an amount equal to the quotient of: (i) the dollar amount of such cash payment, reduced by any amount tendered by the Participant or retained by CTS to satisfy tax withholding obligations in connection with the award; divided by (ii) the fair market value of a share on the date of the cash payment.

•

Any shares issued under the 2014 Plan shall consist, in whole or in part, of authorized and unissued shares, shares purchased in the open market or otherwise, shares in treasury, or any combination thereof, as the Compensation Committee or, as appropriate, the Board of Directors may determine.

Eligibility:
Participants shall include those employees and non-employee Board members designated by the Compensation Committee. The number of persons eligible to participate in the 2014 Plan is currently estimated to be approximately 225 people.
Awards:
The following types of awards may be granted under the 2014 Plan (which may be in lieu of other amounts owed to a Participant), subject to such terms as the Compensation Committee may prescribe in an award agreement consistent with the 2014 Plan:

•

Options: The right to purchase shares of CTS common stock, no par value, at a specified price. Options may take the form of incentive stock options or nonqualified stock options, but incentive stock options may only be granted to employees under Section 3401(c) of the Internal Revenue Code. Options may not have a term of more than 10 years, and may not provide for any dividends or dividend equivalents.

•

SARs: The right to receive the difference between the fair market value of a share on the date of exercise and the exercise price, payable in cash or shares. SARs may not have a term of more than 10 years and may not provide for any dividends or dividend equivalents.

•

Restricted Stock: An award of shares subject to certain restrictions and the risk of forfeiture. Any dividends or other distributions on Restricted Stock awards with restrictions that lapse as a result of the achievement of Performance Measures (further described below) will be deferred until and paid contingent upon the achievement of the applicable Performance Measures.

•

Restricted Stock Units: An award of units representing the right to receive one share or an amount equal to the fair market value of one share, payable in cash or shares, subject to certain restrictions and/or the risk of forfeiture. Any dividends or other distributions on Restricted Stock Unit awards with restrictions that lapse as a result of the achievement of Performance Measures (further described below) will be deferred until and paid contingent upon the achievement of the applicable Performance Measures.

•

Performance Shares: An award, denominated in shares, which is earned during a specified performance period subject to the attainment of performance criteria. Any dividends or other distributions on Performance Shares with restrictions that lapse as a result of the achievement of Performance Measures will be deferred until and paid contingent upon the achievement of the applicable Performance Measures.

•

Performance Units: An award, denominated in currency-valued units, which is earned during a specified performance period subject to the attainment of performance criteria. Any dividends or other distributions on Performance Units with restrictions that lapse as a result of the achievement of Performance Measures will be deferred until and paid contingent upon the achievement of the applicable Performance Measures.

• Cash Incentive Awards: A cash award that is earned during a specified performance period subject to the attainment of performance criteria.

•

Other Stock Awards: An award of shares or an award that is based in whole or in part on the value of a share (such as dividend equivalents), payable in shares, cash, other securities, or other property. Any dividends or other distributions on other stock awards with restrictions that lapse as a result of the achievement of Performance Measures will be deferred until and paid contingent upon the achievement of the applicable Performance Measures.

Section 162(m) Qualification:

•

The Compensation Committee may designate certain awards, referred to as Qualified Performance-Based Awards, intended to be compliant with the requirements for "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code.

• The following individual annual grant limitations generally apply per calendar year, subject to adjustment as described in the 2014 Plan:
— Options/ SARs: 500,000 shares (aggregate).
— Qualified Performance-Based Awards of Performance Shares: 300,000 shares.

— Qualified Performance-Based Awards of Performance Units: $3,000,000.
— Qualified Performance-Based Awards that are Cash Incentive Awards: $3,000,000.
Individual Non-Employee Director Limits:

•

No non-employee member of the Board may receive in any calendar year (1) share-based awards under the 2014 Plan for, in the aggregate, more than 30,000 shares, and (2) cash-based awards under the 2014 Plan having an aggregate maximum value in excess of $500,000.

Performance Criteria:

•

Performance criteria applicable to any Qualified Performance-Based Award to a covered employee, referred to as Performance Measures, must be based on one or more, or a combination, of the following: free cash flow; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; order intake; debt ratios; operating expense; inventory turns; net earnings; operating earnings; gross or operating margin, gross margin percentage; return on equity; capital expenditures; cost of quality; on-time delivery; return on net assets; return on capital; return on investment; return on sales; net sales; sales growth; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; working capital; controllable working capital and total shareholder return.

•

Performance Measures may be considered either alone or in any combination, and may be expressed with respect to CTS or one or more operating units or groups, as the Compensation Committee may determine. Performance Measures may be described in terms of CTS-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The Performance Measures may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the Performance Measures.

•

The Compensation Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Compensation Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items, such as restructuring, asset impairment or the gain or loss on asset sales; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, or other similar corporate transactions; provided, however, that such action shall not be taken in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

•

Certain adjustments must be made to the maximum share amounts and other limitations or terms in the event of certain changes in the number of outstanding shares or certain corporate transactions or other similar events, including stock splits and stock dividends. In the event of such transaction or event or a change in control, the Compensation Committee may provide alternative consideration (including cash) as a substitute for awards under the 2014 Plan and may require surrender and replacement of awards in compliance with Section 409A of the Internal Revenue Code. For each option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event or a change in control, the Compensation Committee may in its sole discretion elect to cancel such option or SAR without any payment to the person holding such option or SAR.

Change in Control:	• Award agreements may provide for the treatment of awards upon certain corporate transactions or events, including a change in control.

•

For purposes of the 2014 Plan, except as the Compensation Committee may otherwise provide for in an award agreement, a "Change in Control" will generally be deemed to have occurred upon the occurrence of any of the following events: (1) certain acquisitions of beneficial ownership of 25% or more of the combined voting power of CTS securities entitled to vote to elect CTS directors, subject to certain exceptions described in the 2014 Plan; (2) a turn-over of a majority of CTS' incumbent Board serving on the effective date of the 2014 Plan, subject to certain exceptions described in the 2014 Plan; (3) the consummation of certain corporate transactions (such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of CTS), unless certain qualifying criteria are met, as described in the 2014 Plan; or (4) CTS' shareholders approve a complete liquidation or dissolution of CTS, subject to certain exceptions described in the 2014 Plan.

Conversion Awards and Assumed Plans:

•

Despite the other provisions of the 2014 Plan, shares issued or transferred under awards granted under the 2014 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with CTS or any of its subsidiaries will not count against (or be added back to) the aggregate share limit or other 2014 Plan limits described above. Additionally, shares available under certain plans that CTS or its subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2014 Plan, under circumstances further described in the 2014 Plan, but will not count against the aggregate share limit or other 2014 Plan limits described above.

Other Provisions:	• The repricing of options or SARs without shareholder approval is prohibited.

•

The exercise price of an option or SAR may not be below the fair market value of a share on the date of grant, unless granted as a substitute award in compliance with Section 424(a) of the Internal Revenue Code.

•

The 2014 Plan shall not be construed to give a Participant the right to continue as an employee or director of CTS and a Participant will not have any rights as a shareholder unless and until shares are actually issued.

•

Any rights under the 2014 Plan are not assignable by a Participant except by will or by the applicable laws of descent and distribution, unless otherwise determined by the Compensation Committee. In no event will any award granted under the 2014 Plan be transferred for value.

•

Subject to the approval of the Board where required, the Compensation Committee may amend or terminate the 2014 Plan in whole or in part; provided that no amendment or termination may be made without shareholder approval that would increase the maximum number of shares that may be issued under the 2014 Plan (except for adjustments permitted under the 2014 Plan), change the class of eligible Participants, permit the repricing of outstanding options or SARs (other than as provided for in the 2014 Plan) or otherwise require shareholder approval. No amendment or termination may terminate or adversely affect any right of a Participant under an award without that Participant's consent, except as necessary to comply with changes in law or accounting rules applicable to CTS.

• The Compensation Committee may adopt, amend, or terminate arrangements to make tax or other benefits available to Participants subject to laws of a foreign jurisdiction or to conform with such laws.
• The 2014 Plan shall be governed by the laws of the State of Indiana, without regard to its conflict of laws principles.
• CTS reserves the right to make certain amendments to the 2014 Plan related to compliance with Section 409A of the Internal Revenue Code.
• The 2014 Plan provides that award agreements may contain an award "clawback" feature.
Effective Date and Termination:	• The 2014 Plan will become effective as of May 21, 2014, subject to shareholder approval.
• Unless earlier terminated, the 2014 Plan will expire on May 20, 2024.

Federal Income Tax Consequences

          The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2014 Plan based on federal income tax laws in effect on January 1, 2014. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended as tax guidance to Participants in the 2014 Plan.

Tax Consequences to Participants

          Nonqualified Stock Options.    In general, (1) no income will be recognized by an optionee at the time a nonqualified stock option is granted; (2) at the time of exercise of a nonqualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

          Incentive Stock Options.    No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option, or ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

          If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the Participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

          SARs.    No income will be recognized by a Participant in connection with the grant of a SAR. When the SAR is exercised, the Participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received on the exercise.

          Restricted Stock.    The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the Participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code ("Restrictions"). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the Participant.

          Restricted Stock Units.    No income generally will be recognized upon the award of restricted stock units. The recipient of an award of restricted stock units generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares on the date that such shares are transferred to the Participant under the award (reduced by any amount paid by the Participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

          Performance Shares and Performance Units.    No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

          Other Stock Awards.    No income generally will be recognized upon the grant of other stock awards. Upon payment of other awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

          Cash Incentive Awards.    Upon payment in respect of the earning of cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received.

Tax Consequences to CTS

          To the extent that a Participant recognizes ordinary income in the circumstances described above, CTS will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Registration with the SEC

          CTS intends to file a Registration Statement on Form S-8 relating to the issuance of shares of common stock under the 2014 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2014 Plan by CTS' shareholders.

Your Board recommends a vote FOR approval of the CTS Corporation 2014 Performance and Incentive Compensation Plan

EQUITY COMPENSATION PLAN INFORMATION

          The following table provides information about shares of CTS common stock that could be issued under all of CTS' equity compensation plans as of December 31, 2013:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	1,395,688	$12.78	1,751,452
Equity compensation plans not approved by security holders(2)	33,974	—	—

Total	1,429,662	—	1,751,452

(1)
The first and total rows of this column include 1,272,688 restricted stock units representing service-based and performance-based awards, which are settled in CTS common stock. These 1,272,688 units have no bearing on the weighted-average exercise price in column (b).

(2)
In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Prior to December 1, 2004, CTS annually credited an account for each non-employee director with 800 CTS common stock units. CTS also annually credited each deferred stock account with an additional number of CTS common stock units representing the amount of dividends which would have been paid on an equivalent number of shares of CTS common stock for each quarter during the preceding calendar year. As of December 1, 2004, this plan was amended to preclude crediting any additional CTS common stock units under the plan. Upon retirement, a participating non-employee director is entitled to receive one share of CTS common stock for each CTS common stock unit in his deferred stock account. On December 31, 2013, the deferred stock accounts contained a total of 33,974 CTS common stock units.

            As of December 31, 2013, CTS had 630,288 outstanding service-based restricted stock units and 362,817 outstanding performance-based restricted stock units (based on target performance).

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Exchange Act requires CTS' directors, executive officers, and certain persons who own more than 10% of the outstanding shares of CTS common stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and holders of at least 10% of the outstanding shares of CTS securities are required to furnish CTS with copies of all Section 16(a) reports they file. Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, except as set forth below, CTS believes that all required Section 16(a) filings were completed in a timely manner for the year ended December 31, 2013.

            CTS makes Section 16(a) filings on behalf of its directors and executive officers in accordance with authorizations they provide CTS. In 2013, a Form 3 for Mr. Urban in connection with his appointment in November 2013 as CTS' Vice President and General Manager was filed late by one day and a Form 4 for Mr. Henning in connection his exercise of a stock option in December 2013 was filed late by nineteen days. In early 2014, a Form 3 for CTS' Chief Executive Officer was filed late by six days in connection with remitting shares of common stock to CTS for a tax withholding obligation in January 2014 and a Form 4 for each of Messrs. Catlow, Ciancia and Profusek was filed late by one day in connection with such Director's exercise of a stock option in January 2014. These filings were late due to internal miscommunication and the transition of responsibilities, other than the late filings for Messrs. Catlow, Ciancia and Profusek, which were late due to the extreme weather that closed CTS' corporate office. CTS believes it has now corrected these filing issues.

COMMITTEES OF THE BOARD OF DIRECTORS

            Directors are assigned to committees by the full Board each year following their election at the annual meeting.

  Compensation Committee

            The Compensation Committee is a standing committee of the Board. Directors Collawn, Catlow, Cody and Hunter are the current members of the Compensation Committee. Ms. Collawn is the Chairman of the Compensation Committee. Each member of the Compensation Committee is an independent director as defined by the NYSE Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Compensation Committee held five meetings in 2013. A copy of the Compensation Committee Charter may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/compensationcharter.htm.

            The Compensation Committee establishes executive compensation policies and reviews and approves senior executive and director compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluates the Chief Executive Officer's performance against those objectives, and makes recommendations to the Board regarding the Chief Executive Officer's compensation. The Compensation Committee also administers the CTS Corporation 2012 Management Incentive Plan, the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan and the annual equity and non-equity performance plans, and will, upon its effectiveness, also administer the CTS Corporation 2014 Performance and Incentive Compensation Plan. Annually, the Compensation Committee conducts an evaluation of its performance for the fiscal year.

            The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any named executive officer. The Chief Executive Officer recommends to the Compensation Committee the form and level of compensation for each named executive officer other than himself. The Compensation Committee recommends the Chief Executive Officer's form and level of compensation to the Board for approval.

            The Compensation Committee may, from time-to-time, direct senior functionaries of the corporation's human resources department to research specific issues and make recommendations to the Compensation Committee.

  Compensation Committee Interlocks and Insider Participation

            Directors Collawn, Catlow, Hunter and Murphy were appointed to the Compensation Committee following their election to the Board at CTS' 2013 Annual Meeting of Shareholders. During 2013, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

  Nominating and Governance Committee

            The Nominating and Governance Committee is a standing committee of the Board. Directors Henning, Ciancia, Collawn and Murphy are the current members of the Nominating and Governance Committee. Mr. Henning is the Chairman of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is an independent director as defined by the NYSE Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Nominating and Governance Committee held four meetings in 2013. A copy of the Nominating and Governance Committee Charter may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/governancecharter.htm.

            The Nominating and Governance Committee reviews and makes recommendations to the Board concerning committee assignments, director-nominees for election at the Annual Meeting, and CTS officers for election. The Nominating and Governance Committee also develops the CTS Corporation Corporate Governance Guidelines for the approval of the Board and makes recommendations on matters of corporate governance. CTS' Bylaws describe the process for nominating a candidate for election to the Board at the Annual Meeting. CTS does not have a formal policy concerning whether the Nominating and Governance Committee will consider director-nominees submitted by shareholders. CTS did not receive any shareholder director-nominees for election at the 2014 Annual Meeting. At this time, the Board does not believe a formal policy regarding shareholder director-nominees is necessary since CTS' Bylaws provide a process for nomination of directors and no shareholder nominations for director have been received in past years.

            The Nominating and Governance Committee reviews with the Board, on an annual basis, the requisite skills and director characteristics of any new members as well as the composition of the Board as a whole. This review includes an assessment of whether each non-management director qualifies as independent and an assessment of the diversity, age, skills, and experience of the directors in the context of the needs of the Board. Although the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Nominating and Governance Committee seeks a diverse selection of candidates who possess the experience necessary to make a valuable contribution to the Board. The Board construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills, and other individual qualities, in addition to race, gender, and national origin. The Board does not have a formal diversity policy, but considers diversity as one criteria evaluated as a part of the total package of attributes and qualifications a particular candidate possesses. The Board believes that its efforts to foster a diverse board have been effective; while all directors are skilled in business, a variety of points of view, educational backgrounds, and experiences are represented on the Board. The Nominating and Governance Committee may retain search firms for the purpose of identifying and evaluating director candidates. The Nominating and Governance Committee also considers director-nominees identified by management and by non-management directors.

  Audit Committee

            The Audit Committee is a standing committee of the Board. Directors Ciancia, Catlow and Henning are the current members of the Audit Committee. Mr. Ciancia is the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and meets the independence standards applicable to audit committee members under the NYSE Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. The Board has determined that Mr. Henning qualifies as an audit committee financial expert under the criteria set forth in Item 407(d)(5)(ii) of Regulation S-K. In addition to being a member of the CTS Audit Committee, Mr. Henning serves on the audit committees of three other public companies. The Board considered whether or not Mr. Henning's additional service would negatively impact his service to the Audit Committee. It is the opinion of the Board that Mr. Henning's breadth and depth of financial experience and knowledge greatly enhances the abilities and competencies of the Audit Committee and that, as a retiree, Mr. Henning has ample time and capacity to serve on three other public company audit committees without impairing his ability to serve the Audit Committee.

            The Audit Committee held eight meetings in 2013. A copy of the Audit Committee Charter may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/auditcharter.htm.

            The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and all non-audit engagements, and reviewing the independence and quality of the independent auditor. The Audit Committee reviews audit plans, audit reports, and recommendations of the independent auditor and the internal audit department. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee also reviews and discusses with management CTS' financial statements, earnings releases and earnings guidance. In addition, the Audit Committee reviews CTS' compliance with public-company regulatory requirements and the CTS Code of Ethics.

  Finance and Strategic Initiatives Committee

            The Finance and Strategic Initiatives Committee is a standing committee of the Board. Directors Profusek, Cody, Hunter and O'Sullivan are the current members of the Finance and Strategic Initiatives Committee. Mr. Profusek is the Chairman of the Finance and Strategic Initiatives Committee. The Finance and Strategic Initiatives Committee held two meetings in 2013. A copy of the Finance and Strategic Initiatives Committee Charter may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/financecharter.htm.

            The Finance and Strategic Initiatives Committee reviews and makes recommendations to the Board concerning corporate financing arrangements, tax strategies, dividend policy, financial structure, acquisition and divestiture strategies and similar matters. Additionally, the Finance and Strategic Initiatives Committee reviews and approves capital project appropriation requests for capital projects that are above certain prescribed limits.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

  Attendance

            During 2013, the Board held seven meetings and took action by unanimous written consent four times. In 2013, all of the directors attended at least 75% of the meetings of the Board and the standing committees of which they were then members, either in person or by phone. It is the policy of the Board that each director endeavor to attend each Annual Meeting of Shareholders, unless exigent circumstances arise. Each director standing for re-election at the 2013 Annual Meeting of Shareholders attended that meeting.

  Director Independence

            The CTS Corporation Corporate Governance Guidelines provide that an independent director is one who:

  •
  Is not an employee of CTS and has not been an employee of CTS for at least five years;

  •
  Is not an affiliate of CTS other than in the capacity as a director, and has not been an affiliate of CTS for at least five years;

  •
  Is not an employee or affiliate of CTS' present auditing firm or an auditing firm retained by CTS within the past five years and has not been an employee or affiliate of such a firm for at least five years;

  •
  Is not an employee of a company on whose board an executive of CTS presently serves as a director or has served as a director within the past five years and has not been an employee of such a company for at least five years;

  •
  Is not an employee of a company that accounts for at least 2% or $1 million, whichever is greater, of CTS' consolidated gross revenues, and has not been an employee of such a company for at least five years;

  •
  Is not an employee of any company which made payments to or received payments from CTS which exceeded 2% or $1 million, whichever is greater, of that company's consolidated gross revenues, and has not been an employee of such a company for at least five years;

  •
  Is not an employee or director of any company that makes direct material investments or trades in CTS stock or that regularly advises investors concerning CTS stock;

  •
  Does not presently receive any direct or material indirect compensation from CTS other than compensation attributable to the director's service as a member of the Board and its committees;

  •
  Has not received more than $10,000 per year in direct compensation from CTS during the past five years, excluding compensation attributable to the director's service as a member of the Board and its committees;

  •
  Does not have any other relationship with CTS or any other entity, including charitable and civic organizations that in the opinion of the Board could be considered to effect the director's ability to exercise his independent judgment as a director; and

  •
  Is not an immediate family member of any individual who would fail to meet the criteria for independence set forth above.

          For purposes of determining whether a director has a material relationship with CTS apart from his service as a director, the Board has determined that CTS' purchase of regulated electric and gas service from a utility company does not constitute a material relationship.

          Additionally, for purposes of determining whether a director has a material relationship with CTS apart from his or her service as a director, any transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K shall be deemed categorically immaterial. A copy of the CTS Corporation Corporate Governance Guidelines may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/guidelines.htm.

          The Board has determined that each non-management director is an independent director and has no material relationship with CTS, apart from his or her service as a director. The Board made this determination by reference to the definition of an independent director contained in the NYSE Corporate Governance Listing Standards and by reference to the standards set forth in the CTS Corporation Corporate Governance Guidelines, as described above. As a result, the Board concluded that Walter S. Catlow, Lawrence J. Ciancia, Thomas G. Cody, Patricia K. Collawn, Michael A. Henning, Gordon Hunter, Diana M. Murphy and Robert A. Profusek are each independent directors.

          CTS does not have a written policy specific to transactions with related persons. However, CTS does have written policies and procedures with respect to conflicts of interest. The CTS Corporation Corporate Governance Guidelines provide that the Nominating and Governance Committee shall review any situation that might be construed to disqualify a director as independent and to make a recommendation to the Board regarding the director's service on Board committees and nomination for re-election to the Board. The Nominating and Governance Committee Charter further provides that the Nominating and Governance Committee shall review any potential director conflict of interest and recommend appropriate action to the Board.

Meetings of Non-Management Directors

          It is the policy of the Board to hold an independent session excluding management directors at each regular scheduled Board meeting. In 2013, an independent session was held at each regular Board meeting. The Lead Independent Director of the Board presides over the independent sessions.

Board Leadership Structure

          CTS does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board should be separate or combined, or whether the Chairman should be a management or non-management director. In the recent past, the Board has been structured with an independent or non-management director as Chairman and alternatively structured with a combined Chairman/Chief Executive or Executive Chairman and Chief Executive Officer. Currently, Mr. Cody serves as Chairman of the Board and Mr. O'Sullivan as Chief Executive Officer. Mr. O'Sullivan is the only CTS director who is not independent. He does not receive any additional compensation for his service on the Board.

          On February 12, 2014, the Board unanimously approved the appointment of Mr. O'Sullivan as Chairman of the Board and Mr. Cody as Lead Independent Director effective following the 2014 Annual Meeting. After the Annual Meeting, the Chairman, in consultation with the Lead Director, will set the agenda and run the regular meetings of the Board.

          The Lead Independent Director is the leader of the independent directors, and leads all meetings of independent directors, which normally occur after each Board meeting. A full description of his duties is as follows:

  1.
  Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

  2.
  Approve meeting agendas and schedules for the Board;

  3.
  Review key strategic initiatives presented to the Board;

  4.
  Serve as a liaison between the Chairman and the independent directors. To that end, ensure personal availability for consultation and communication with independent directors and with the Chief Executive Officer, as appropriate;

  5.
  Call special meetings of the independent directors, as the Lead Independent Director may deem to be appropriate;

  6.
  Be available, at the request of major shareholders, for consultation and direct communication. Respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, consulting on such with the Chief Executive Officer or other directors as the Lead Independent Director may deem appropriate;

  7.
  Act as a sounding board for the Chief Executive Officer and/or independent directors with respect to strategies, plans, organization, relationships, accountabilities, and other issues;

  8.
  Between regularly scheduled Board meetings discuss with the Chief Executive Officer key corporate risks and current issues and plans for presentations on such to the full Board or its committees;

  9.
  Lead the independent directors in appraising the Chief Executive Officer's performance at least annually; and

  10.
  Lead the directors in appraising the Board's performance at least annually.

          The General Counsel and Corporate Secretary's Office provide support to the Lead Independent Director in fulfilling his role. The Lead Independent Director receives an annual retainer of $20,000, in addition to his ordinary director compensation, for the services the Lead Independent Director provides. For 2013, Mr. Cody received this annual retainer for his services as Lead Independent Director from January 1, 2013 through May 22, 2013, and as Chairman of the Board from May 23, 2013 through December 31, 2013. The Board has established this leadership structure because the Board believes it is effective, efficient, and appropriate to CTS' size and complexity. Additionally, this structure represents a cost-effective allocation of responsibilities.

          Contrasting with the cost and efficiency benefits is the desire to ensure that control over both management and corporate governance is not overly invested in one person. The Board is confident that, as currently constituted, it will provide ample counterbalance to a combined Chairman and Chief Executive Officer and that it continues to provide suitable independent oversight of management. The independent directors on the Board are all accomplished professionals possessing substantial real world business and business-related experience. Additionally, most have served on the Board for a number of years. As discussed above, the independent directors meet in separate session excluding all management at each regular meeting of the Board. Further, any director has the right to submit items to be heard at any Board meeting. Lastly, the independent directors outnumber the one non-independent director, the combined Chairman and Chief Executive Officer, by a large supermajority.

Board of Directors' Role in Risk Oversight

          As a part of its oversight function, the Board monitors how management operates the corporation. Risk is an important part of deliberations at the Board and committee levels throughout the year. Committees consider risks associated with their particular areas of responsibility. For example, the Audit Committee evaluates risk associated with accounting, financial reporting, and legal compliance as it reviews those functions, and the Compensation Committee considers compensation-related risks and risk mitigation when it sets compensation levels and structures compensation policies. In addition, the Board as a whole considers risks affecting the corporation generally. To that end, the Board conducts periodic reviews of corporate risk management policies and procedures and annually reviews risk assessments prepared by management as a part of CTS' enterprise risk management process. The enterprise risk management process evaluates CTS' major risk exposures and the steps management has taken to monitor and mitigate these exposures. Therefore, the Board and its committees consider, among other items, the relevant risks to CTS when granting authority to management and approving business strategies. The Board has utilized this risk management structure for a number of years. Although the Board retains the right to make changes in risk oversight responsibilities from time-to-time, the Board anticipates that the risk management responsibilities will continue in a substantially similar manner as described above, whether or not the Board's leadership structure changes.

Director Education

          The CTS Corporation Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. CTS reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance at least annually.

Stock Ownership Guidelines

          The Board has adopted stock ownership guidelines that apply to non-employee directors and executives in order to increase the alignment of their interests with those of shareholders and promote enduring shareholder value. Specifically, our Chief Executive Officer is required to hold a number of share units equal to five and one half times (5.5x) his base salary, our directors are required to hold a number of share units equal to five and one half times (5.5x) their annual base cash retainer, and officers other than the Chief Executive Officer are required to hold a number of share units equal to three times (3x) their base salaries. Until such time as an officer has attained the applicable share ownership guideline, he or she is expected to retain 100% of the share units awarded to him or her, net of amounts required to pay taxes and exercise prices. Thereafter, the officer is expected to retain, for a period of at least two (2) years, at least 50% of the total share units with which he or she is credited as a result of equity awards made by the CTS subsequent to the date on which the applicable share ownership guideline is attained, net of amounts required to pay taxes and exercise prices. Similar to the officers, until such time as a director has attained the applicable share ownership guideline, he or she is expected to retain 100% of the share units awarded to him or her. Thereafter, he or she is expected to retain, for a period of at least two (2) years, at least 50% of the total share units with which he or she is credited as a result of equity awards made by CTS subsequent to the date on which the applicable share ownership guideline level is attained; provided, however, that this requirement will terminate upon retirement. The guidelines require each director and officer to attain the applicable share unit ownership within six years of his or her initial election or appointment. The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/stockog.htm.

Director Resignation Policy

          The Board of Directors has adopted a director resignation policy, which designates the circumstances when a director must offer his or her resignation to the Board. Specifically, directors are expected to offer to resign from the Board when they change employment or when the major responsibilities they held when they joined the Board change. Such director may not necessarily leave the Board, but this policy provides an opportunity for the Board to review the appropriateness of his or her continued service.

          Additionally, any nominee for director in an uncontested election as to whom a majority of the shares of the corporation that are outstanding and entitled to vote in such election are designated to be "withheld" from or are voted "against" his or her election shall immediately tender his or her resignation, and the Board will decide, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting. The Board will evaluate the best interests of CTS and its shareholders and may consider any factors it deems relevant in deciding whether to accept a director's resignation.

Code of Ethics

          CTS has adopted a Code of Ethics that applies to all CTS employees, including the principal executive officer, the principal financial officer, the principal accounting officer and/or controller, and all other executive officers and non-employee directors. The Code of Ethics includes ethical standards concerning conflicts of interest and potential conflicts of interest. With respect to executive officers and other employees, potential conflicts of interest must be reported to management. The Audit Committee is responsible for reviewing compliance with the Code of Ethics and reviews any potential conflict of interest involving an executive officer. A copy of the Code of Ethics may be obtained free of charge from the Corporate Secretary upon request or from CTS' website at http://www.ctscorp.com/governance/code_of_ethics.htm.

Communications to Directors

          Shareholders and other interested parties may address written communications to individual directors, including non-management directors, or to the Board as a whole, by writing to the Corporate Secretary at CTS' corporate office located at 905 West Boulevard North, Elkhart, Indiana 46514. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of CTS and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. The Corporate Secretary will compile such communications and forward them to the directors on a periodic basis. However, the Corporate Secretary has authority to disregard any communication that is primarily an advertisement or solicitation or is threatening, obscene, or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non-management director upon request.

 STOCK OWNERSHIP INFORMATION

          Five Percent Owners of CTS Common Stock.    The table below lists information about the persons known by CTS to beneficially own at least 5% of the outstanding shares of CTS common stock as of December 31, 2013, unless a different date is indicated below. There were 33,558,864 shares of CTS common stock issued and outstanding as of December 31, 2013. Except as otherwise noted below, the information below is derived solely from the most recent Schedules 13D or 13G, and amendments thereto, filed with the Securities and Exchange Commission.

NAME AND ADDRESS	NUMBER OF SHARES	PERCENT OF CLASS
GAMCO Investors(1) One Corporate Center Rye, New York 10580	4,399,878	13.11%
Dimensional Fund Advisors LP(2) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,266,420	9.69%
BlackRock, Inc.(3) 40 East 52nd Street New York, New York 10022	3,067,179	9.10%
Heartland Advisors, Inc., et al.(4) 789 North Water Street Milwaukee, Wisconsin 53202	2,661,840	7.90%

(1)
GAMCO Asset Management Inc. and its affiliates reported on Schedule 13D/A filed on November 30, 2010 having, as of November 29, 2010, sole voting power with respect to 4,336,611 shares and sole dispositive power with respect to 4,591,111 shares. Of these shares, according to the report: GAMCO Asset Management Inc. had sole voting power with respect to 3,288,303 shares and sole dispositive power with respect to 3,542,803 shares; Gabelli Funds, LLC had sole voting and dispositive power with respect to 771,708 shares; Teton Advisors, Inc. had sole voting and dispositive power with respect to 253,500 shares; Gabelli Securities, Inc. had sole voting and dispositive power with respect to 7,100 shares; MJG Associates, Inc. had sole voting and dispositive power with respect to 10,000 shares; and Mario J. Gabelli had sole voting and dispositive power with respect to 6,000 shares. According to the report, GAMCO Asset Management Inc. is an investment manager providing discretionary managed account services for employee benefit plans, private investors, endowments, foundations, and others; Gabelli Funds, LLC provides advisory services for registered investment companies; Teton Advisors, Inc. provides discretionary advisory services to certain investment funds; Gabelli Securities, Inc. serves as a general partner or investment manager to limited partnerships and offshore investment companies and other accounts; and each of these entities is a registered investment adviser. Also according to the report, MJG Associates, Inc. provides advisory services to private investment partnerships and offshore funds and Mario Gabelli, an individual, is the sole shareholder, director, and employee of MJG Associates, Inc., the controlling shareholder of Teton Advisors, Inc., and directly or indirectly controls or acts as chief investment officer for the other entities listed in the report. The address for MJG Associates, Inc. was listed in the report as 140 Greenwich Avenue, Greenwich, CT 06830. As reported on Forms 13F filed on February 13, 2013: (A) GAMCO Asset Management Inc. reported, as of December 31, 2012, having sole investment power with respect to 3,248,770 shares, sole voting power with respect to 3,037,770 shares and no voting authority with respect to 211,000 shares; (B) Teton Advisors, Inc. reported, as of December 31, 2012, having sole voting and investment power with respect to 301,500 shares; (C) Gabelli Funds, LLC reported, as of December 31, 2012, having sole voting and investment power with respect to 849,608 shares; (D) Gabelli Securities, Inc. reported, as of December 31, 2011, having ownership of zero shares. These updated holdings are reflected in the table above.

(2)
As reported on Schedule 13G/A filed on February 10, 2014, Dimensional Fund Advisors LP reported having sole voting power with respect to 3,225,373 shares and sole dispositive power with respect to 3,266,420 shares. Dimensional Fund Advisors LP reported that it is a registered investment adviser, is furnishing investment advice to four registered investment companies, and is serving as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts, and accounts, collectively referred to as its Funds). Dimensional also reported that it disclaims beneficial ownership of these securities, which are owned by the Funds.

(3)
As reported on Schedule 13G/A filed on January 28, 2014, BlackRock, Inc., a parent holding company, reported having sole voting and dispositive power with respect to 3,067,179 shares.

(4)
As reported on Schedule 13G/A filed on February 6, 2014, each of Heartland Advisors, Inc., an investment adviser, and William J. Nasgovitz, the President and control person of Heartland Advisors, Inc., reported having shared voting and dispositive power with each other with respect to 2,661,840 shares. The clients of Heartland Advisors, Inc. and other managed accounts, have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of these shares. As of February 6, 2014, The Heartland Value Plus Fund, a series of the Heartland Group, Inc., a registered investment company, owned 2,375,000 of the shares. The remaining shares were owned by various other accounts managed by Heartland Advisors, Inc. on a discretionary basis. To the best of Heartland Advisors, Inc.'s knowledge, none of the other accounts owned more than 5% of CTS' outstanding common stock as of February 6, 2014. According to the report, Mr. Nasgovitz disclaims beneficial ownership of these shares.

          Directors' and Officers' Stock Ownership.    The following table shows how many shares of CTS common stock each named executive officer, director, and all executive officers and directors as a group, beneficially owned as of April 4, 2014, including shares of CTS common stock covered by stock options exercisable within 60 days of April 4, 2014. Please note that, as reported in this table, beneficial ownership includes those shares of CTS common stock a director or officer has the power to vote or transfer, as well as shares of CTS common stock owned by immediate family members that reside in the same household with the director or officer. The shares of CTS common stock shown as beneficially owned by all current directors and officers do not include 1,458,900 shares of CTS common stock held by the Northern Trust Company as Trustee of the CTS Corporation Master Retirement Trust. The CTS

Corporation Benefit Plan Investment Committee has voting and investment authority over those shares of CTS common stock.

Name	Beneficially Owned Shares(1)	Options Exercisable within 60 days	Shares held in 401(k)	Directors' Deferred common stock units(2)	Total(3)	% of shares outstanding
Ashish Agrawal	27,708	0	0	0	27,708	*
Walter S. Catlow	57,059	0	0	4,098	61,157	*
Lawrence J. Ciancia	62,341	0	0	16,365	78,706	*
Thomas G. Cody	58,189	0	0	4,722	62,911	*
Patricia K. Collawn	52,220	0	0	800	53,020	*
Michael A. Henning	52,925	0	0	3,267	56,192	*
Gordon Hunter	22,500	0	0	0	22,500	*
Vinod M. Khilnani	78,381	0	1,740	0	80,121	*
Thomas Kroll	70,735	0	4,021	0	74,673	*
Lawrence Lyng	71,712	0	0	0	71,712	*
Diana Murphy	23,500	0	0	0	23,500	*
Kieran O'Sullivan	101,114	0	0	0	101,114	*
Robert Patton	11,850	0	0	0	11,850	*
Robert A. Profusek	57,142	0	0	4,722	61,864	*
Dennis Thornton(4)	90,550	0	0	0	90,550	*
Anthony Urban	27,023	0	0	0	27,023	*
All Current Directors and Officers as a Group (14 total)	702,687	0	5,678	33,974	742,339	2.21%

*
Represents less than 1% of the outstanding shares of CTS common stock

(1)
Includes shares of CTS common stock which will vest within 60 days of April 4, 2014.

(2)
Includes restricted stock units that are distributable upon the director's separation from service and convert on a one-to-one basis to shares of CTS common stock upon distribution.

(3)
No director or executive officer has pledged his or her shares of CTS common stock.

(4)
Based on most recent Form 4 and the forfeiture of unvested restricted stock units following employment termination.

 COMPENSATION DISCUSSION AND ANALYSIS

          This Compensation Discussion and Analysis provides details about CTS' compensation practices for its named executive officers. The information provided in this section should be read together with the tables and narratives that accompany the information presented.

          The following executives are CTS' named executive officers for 2013, as that term is defined by the Securities and Exchange Commission:

  •
  Mr. Kieran M. O'Sullivan, President and Chief Executive Officer (as of January 7, 2013);

  •
  Mr. Vinod M. Khilnani, Executive Chairman, and former (as of January 7, 2013) President and Chief Executive Officer;

  •
  Mr. Ashish Agrawal, Vice President and (as of November 11, 2013) Chief Financial Officer and Treasurer;

  •
  Mr. Thomas A. Kroll, Vice President and former (as of November 11, 2013) Chief Financial Officer;

  •
  Mr. Anthony Urban, Vice President;

  •
  Mr. Lawrence Lyng, Vice President; and

  •
  Mr. Dennis Thornton, former Senior Vice President.

          Mr. Khilnani served as President and Chief Executive Officer until January 7, 2013 when Mr. O'Sullivan was appointed to those roles. Mr. Kroll served as Vice President & Chief Financial Officer until November 11, 2013 when he announced his retirement from CTS and Ashish Agrawal was appointed as the Vice President, Chief Financial Officer and Treasurer. Mr. Thornton served as Senior Vice President until his resignation on July 5, 2013.

Executive Summary

          CTS' executive compensation program is designed to attract, retain, and motivate high-quality executive talent, to provide executives with strong incentives to maximize CTS' performance, and to align executives' interests with those of our shareholders. Our executive compensation structure consists of base salary, annual cash incentives, performance-based equity compensation, service-based equity compensation, health and welfare benefits, limited perquisites, and retirement benefits. At the same time, our named executive officers are expected to comply with various good governance policies, such as CTS' stock ownership guidelines and an anti-hedging/pledging policy. Additionally, various compensation elements contain "clawback" features, which would permit CTS to recoup compensation paid for improperly earned incentives. CTS believes that our executive compensation program provides the best means of attracting, retaining, and motivating executives with the skills and experience necessary to achieve our business goals and maximize shareholder value. CTS has remained committed to its fundamental compensation structure and philosophy over a period of many years, including in the face of recent economic volatility.

  Recent Governance Activity

          Our Board has adopted a policy, and our shareholders recommended in 2011, that we hold "Say-on-Pay" votes every year. At our 2013 annual meeting of shareholders, we received approximately 91% approval, based on the total votes cast, for our advisory "Say-on-Pay" proposal to approve the compensation of our named executive officers. The Compensation Committee believes the voting results demonstrate significant support for our overall executive pay program. After reviewing the 2013

Say-on-Pay vote results, the Committee decided to continue to apply the same general philosophy, compensation objectives and governing principles that it used in 2012 regarding named executive officer compensation decisions and policies. The Committee remains dedicated to aligning executive pay with company performance both in the existing executive pay programs and the governance environment surrounding the overall program.

          CTS maintains robust corporate governance policies. The Committee continues to implement the executive pay and corporate governance practices described throughout this proxy statement, which also better align CTS' executive compensation program with best practices in the competitive market.

  2013 Performance

          Significant events for CTS operations in 2013 included the divestiture of the Electronics Manufacturing Solutions Business Unit, an enhanced focus on the main Components and Sensors segment of the business, the cessation of manufacturing in Scotland and Singapore, and significant restructuring of General and Administrative-related expenses. These actions resulted in a leaner, more efficient and profitable organization. As a result, full year 2013 revenues from continuing operations were $409.5 million, an increase of 34% from 2012.

          Full year 2013 adjusted earnings per share (or EPS) were $0.82, significantly above the $0.59 achieved in 2012.

          In late December 2012, CTS acquired D&R Technology, LLC, a profitable U.S.-based designer and manufacturer of engineered automotive sensors with $50 million in annual sales. This acquisition further contributed to CTS' sales in the Components & Sensors segment and helped expand CTS' leadership position in automotive sensors in 2013.

  Implications of 2013 Results for Compensation

          For the 2013 Management Incentive Plan (or MIP), which is our annual performance-based cash incentive plan, our named executive officers with overall corporate responsibility (Messrs. Khilnani, O'Sullivan, Kroll and Agrawal) were each granted award opportunities weighted 80% on EPS performance goals and 20% on controllable working capital as a percent of sales goals. Mr. Urban, who has specific business unit responsibilities, was granted an award opportunity weighted 100% on his business unit operating earnings and controllable working capital performance goals. Mr. Lyng received an award that was based 60% on his business unit operating earnings and controllable working capital and 40% on corporate performance against the earnings per share metric and corporate's controllable working capital target. As further described below, CTS' actual performance during 2013 both at the corporate and business unit levels exceeded the target goals, resulting in higher-than-target MIP payouts to our named executive officers other than Mr. Thornton. Due to his resignation in July 2013, Mr. Thornton did not receive a MIP payout for 2013.

          The Compensation Committee also continued the 2012-2013 Performance Restricted Stock Unit Plan, which is a two-year performance-based equity award program operated under the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan that is described in detail below. This program measured two-year performance based on the following weighted criteria: 35% for achievement under a relative total shareholder return metric (or RTSR); 35% for achievement under a sales growth metric; and 30% for achievement of a free cash flow metric. In February 2012, the Compensation Committee approved a change to these metrics and weightings from those of the 2011-2012 Performance Restricted Stock Unit Plan, which only involved RTSR and sales growth metrics. CTS' performance during 2012-2013 Performance Period exceeded the target amount for a performance restricted stock unit award to be earned, resulting in a higher-than-target payout to our named executive officers for this element of compensation.

          Mr. O'Sullivan joined CTS as CEO and President in January 2013. As part of Mr. O'Sullivan's compensation, he was awarded participation in an exclusive CEO Performance-based Restricted Stock Plan that involved a single RTSR metric. Under this plan, Mr. O'Sullivan has the opportunity to earn between 0 and 65,000 Restricted Stock Units based on performance under the previously stated metric for the three-year performance period of January 2013 through December 2015.

          Our 2013 performance was well above 2012 results and, therefore, overall performance exceeded most target levels under our performance-based plans. As a result, most of our named executive officers realized higher compensation in 2013 compared to 2012 levels, as applicable.

          Upon the announcement of his retirement in 2012, Mr. Khilnani entered into a separation agreement with CTS Corporation defining the effective date of his retirement as December 31, 2013 (or Transition End Date). From the Effective Date of March 27, 2012 through the Transition End Date, CTS provided Mr. Khilnani: (1) annual base salary at his rate in effect on the Effective Date; (2) annual performance-based cash incentive opportunities; (3) annual performance-based and service-based equity award opportunities provided in amounts substantially equal in value to those amounts awarded in 2011; and (4) annual executive perquisites in a form and amount substantially equivalent to those provided for 2011.

          In accordance with CTS' Executive Severance Policy for the President and CEO, since Mr. Khilnani gave more than the required 12 months of notice before his retirement, all of his outstanding/unvested Restricted Stock Units as of December 31, 2013 accelerated, vested and were released to him on the Transition End Date. Under this policy, Mr. Khilnani will also receive a prorated portion of his current outstanding Restricted Stock Units under the 2013-2015 Performance Restricted Stock Unit Plan for service actually provided during the performance period. From the Effective Date through the Transition End Date, Mr. Khilnani was also entitled to continued participation in CTS' pension, retirement savings, health and welfare and other employee benefit plans on a basis consistent with that offered to other salaried employees of CTS as permitted by law. Finally, Mr. Khilnani was eligible for continued medical and dental insurance coverage for a period of 24 months following his retirement at the same shared cost he experienced prior to his separation from CTS.

          After the announcement of his retirement in November, 2013, Mr. Kroll entered into a separation agreement and a consulting agreement with CTS that was effective on his March 31, 2014 retirement date. Under his consulting agreement, as an independent contractor, Mr. Kroll can earn up to $5,000 per month for the period beginning April 1, 2014 and ending September 30, 2014 for consulting and advisory services. Under the separation agreement, Mr. Kroll remained employed at CTS until March 31, 2014, assisting with the transition of duties, responsibilities and authority to Mr. Agrawal and assisting with other matters. During this transition period, Mr. Kroll generally received base salary and remained eligible to participate in CTS' 2014 short-term incentive program, CTS' 2013-2015 long-term incentive program and CTS' pension, retirement savings, health and welfare and other employee benefit plans. Mr. Kroll also was entitled to receive severance pay and outplacement assistance under the separation agreement, as further described below.

          In connection with his July 2013 resignation, Mr. Thornton received severance pay equal to twelve months of his base salary in effect immediately prior to his separation, career transition services in an amount not to exceed $30,000, and company-subsidized continuation of medical and dental insurance for a period not to exceed twelve months.

          2013 was a year of rebuilding for the CTS executive management team. The Compensation Committee and the Board believe that the skill and abilities of our named executive officers are essential to CTS' performance and creation of long-term shareholder value. There are times when changes to leadership are necessary or unavoidable. CTS believes that its policies and practices, as presented by the Board's compensation philosophy, enable CTS to attract, retain, and motivate high-quality executive management and, where and when necessary and ensure smooth transitions during changes of leadership. We will continue to provide a compensation program that we believe is effective in attracting, retaining, and motivating high-quality executives, serves shareholder interests, and is worthy of shareholder support.

Compensation Objectives

          CTS designs its named executive officer compensation program to achieve three main objectives:

  •
  Offer Competitive Compensation. CTS seeks to provide a competitive level of compensation in order to attract, retain, and motivate highly qualified and talented executives;

  •
  Link Compensation to Performance. CTS seeks to optimize the performance of each executive by tying a substantial portion of compensation to achievement of financial and operational goals; and

  •
  Align Compensation with Shareholder Interests. CTS seeks to align the interests of its executives with shareholders by paying a significant portion of compensation in the form of equity that vests over time.

          The various elements of total compensation further described below have been designed to address these three objectives. Additionally, the elements of total compensation are designed to reward the named executive officers, as further described below, for: (1) their core competencies, skills, experience and contributions to CTS (in the form of base salary, retirement benefits, health and welfare benefits and limited perquisites); (2) achievement of annual corporate financial goals (in the form of annual performance-based cash incentives); and (3) achievement of long-term financial objectives that are beneficial to CTS and its shareholders (in the form of performance-based and service-based equity awards). This first compensation element helps CTS offer competitive compensation, while the second and third compensation elements help CTS link compensation to performance and align compensation with shareholder interests. Except as described further below regarding how these categories of compensation are structured to provide a substantial portion of total compensation that is based on performance and at-risk each year, decisions on specific elements of compensation do not generally affect the Committee's decisions regarding the other elements of compensation.

Compensation Philosophy

          CTS' executive compensation philosophy is to initially center potential compensation for each named executive officer at approximately the fiftieth percentile of the compensation for similar positions at similarly situated companies based on market survey data provided by Compensation Strategies (discussed in more detail below). This philosophy operates as only an initial, general guideline for CTS' compensation decisions, however, rather than as a fixed rule or final determining factor. By initially targeting median compensation levels for its named executive officers, CTS believes it strikes the right balance between motivating named executive officers with market-competitive factors and providing the compensation necessary to recruit and retain top executive talent.

          CTS employs a mix of different compensation elements to pay its named executive officers consisting of base salary, annual performance-based cash incentives, performance-based equity awards, service-based equity awards, retirement benefits, limited perquisites, and health and welfare benefits. Total compensation packages combining these elements are designed to achieve each of CTS' compensation objectives as follows:

Elements of Total Compensation	Purpose
• Base Salary • Retirement Benefits • Health and Welfare Benefits • Limited Perquisites	•	Fixed cash and other customary compensation to attract and retain high-quality executive talent
• Annual Performance-Based Cash Incentives	•	At-risk, variable incentive compensation to promote the achievement of specific financial and operational performance objectives; and
	•	Attraction, retention, and motivation of high-quality executive talent
• Performance-Based Equity Awards	•	At-risk, variable incentive compensation to promote the achievement of specific sales goals;
	•	Align executives' interests with shareholder interests; and
	•	Attraction, retention, and motivation of high-quality executive talent
• Service-Based Equity Awards	•	Fixed equity awards for long-term retention of executive talent; and
	•	Align executives' interests with shareholder interests

          CTS does not generally use a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. The amount allocated to each element of compensation generally reflects allocation percentages in Compensation Strategies market survey data for comparable positions, based on the regression analysis described below. Additionally, relevant factors such as an executive's specific level of experience, responsibilities, demonstrated performance, length of service with the corporation, achievement of individual and corporate goals, risk, and retention considerations also may affect compensation structure for a particular named executive officer.

          CTS does endeavor to ensure that a substantial portion of total compensation for its named executive officers is based on performance and is at-risk each year. In this way, CTS' executive compensation programs provide named executive officers with strong incentives to maximize CTS' performance, which ultimately enhances shareholder value. As a named executive officer takes on more responsibility, the Compensation Committee generally increases the percentage of his or her total compensation that is at-risk. As a result, our named executive officers have a substantial percentage of their total compensation opportunities based on at-risk, variable elements of compensation. CTS believes that this practice is appropriate because CTS' named executive officers have the greatest ability to drive performance and, therefore, should have the most to gain or lose in terms of compensation opportunities based on performance. In light of those facts, it is possible for CTS' named executives to earn above-market compensation in any year, but they may earn below-market compensation as well, depending on individual and corporate performance for that year.

          CTS believes that its compensation practices are prudent, and care is taken by the Compensation Committee to ensure that named executive officers are eligible to receive a reasonable amount of compensation in exchange for their services, so that they are properly incentivized to achieve CTS goals, and to ensure that compensation opportunities are structured to align named executive officers' interests with those of our shareholders. These goals are achieved through application of a number of techniques, such as:

  •
  apportioning fixed pay versus incentive-based compensation in an appropriate balance;

  •
  selecting appropriate and broad-based performance metrics;

  •
  establishing reasonable performance thresholds;

  •
  capping performance-based compensation awards at certain maximum levels;

  •
  requiring multiple-year performance periods for certain performance-based awards; and

  •
  vesting a significant portion of equity compensation over multiple-year periods.

          In this way, CTS believes that named executive officers will consider the impact of decisions in both the short- and long-term and will exercise careful judgment, so that while attempting to enhance shareholder value they will not take actions that pose unnecessary risk to the overall long-term well-being of the corporation. As a result, CTS has determined that, for both the named executive officers and all of its other employees, CTS' compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on CTS.

          The amount of total compensation realized or potentially realizable from prior compensation awards does not directly influence the level of compensation paid in the current year or future pay opportunities. Factors such as the tax and accounting treatment of different forms of compensation may influence the form and structure of executive compensation, but do not necessarily affect the total amount of compensation.

Role of Management in 2013 Named Executive Officer Compensation Decisions

          For 2013, Messrs. Khilnani and O'Sullivan relied on market survey data provided by CTS' external compensation consultant, Compensation Strategies, which the Compensation Committee retained in November 2012 to conduct a full analysis of executive compensation pay and practices. Messrs. Khilnani and O'Sullivan recommended a total compensation package to the Compensation Committee for each named executive officer other than themselves. The goal was to provide recommendations to the Compensation Committee that initially aligned each named executive officer's total compensation opportunity at approximately the 50th percentile of similarly situated executives, based on the regression analysis conducted by Compensation Strategies. This practice is consistent with CTS' compensation philosophy: by using the median compensation as an initial guideline in setting total compensation, CTS should be able to attract, retain, and motivate highly qualified executives with the skills and experience necessary to lead the corporation.

How Final 2013 Named Executive Officer Compensation was Determined

          At its February 2013 meeting, the Compensation Committee reviewed the data provided by Compensation Strategies, considered the recommendations of Mr. Khilnani and Mr. O'Sullivan and ultimately decided on a total compensation package for each other named executive officer. As a part of this meeting, the Compensation Committee set targets for compensation opportunities that may qualify as performance-based awards under Section 162(m) of the Internal Revenue Code. For all named executive officers other than Messrs. Khilnani and O'Sullivan, total compensation packages for the year were finalized when approved by the Compensation Committee. The Compensation Committee also recommended a total compensation package for the Messrs. Khilnani and O'Sullivan to the Board, which was discussed by the Board at its February 2013 meeting, and became final upon its approval. Messrs. Khilnani and O'Sullivan abstained from participation in discussions or voting with respect to their own and each other's compensation.

Overall Mix and Structure of 2013 Named Executive Officer Compensation

          For 2013, the Compensation Committee considered the total compensation opportunities for each named executive officer and subjectively determined how total potential compensation should be allocated across the different elements of compensation. The Compensation Committee did not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it broadly and subjectively considered factors consisting of each executive's achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, length of service with the corporation, risk, and retention considerations.

          The Compensation Committee also considered market practices as reflected in the market survey data provided by Compensation Strategies to obtain a baseline of total potential compensation for each named executive officer. Using this as a starting point, the Compensation Committee engaged in discussions with the objective of ensuring that a substantial portion of each named executive officer's total compensation was at-risk and dependent on CTS' financial performance. Care was taken to balance the incentives to drive performance in the short-term versus the long-term. In this way, CTS encouraged the named executive officers to vigorously pursue increased performance in 2013 while also discouraging incentives to take excessive risks that might be beneficial in the short-term, but harmful in the long run. CTS believes that this aligns the interests of the named executive officers with those of the shareholders year-over-year, as well as over the long-term.

          Cash incentives and equity compensation opportunities generally increase across the named executive officer positions consistent with increasing responsibility. This structure generally means that the most senior named executive officers will have a higher percentage of their total compensation at-risk and variable than the less senior named executive officers. As a result, the most senior named executive officers who had the greatest ability to drive CTS' 2013 performance had the most to gain or lose based on corporate and individual performance in 2013.

          In addition to cash and equity components, CTS offered its named executive officers retirement benefits, health and welfare benefits, and limited perquisites in 2013. The corporation believes that offering named executive officers retirement benefits, health and welfare benefits, and a modest level of perquisites are standard practices in other companies, and that these compensation elements are expected components of overall compensation packages provided to CTS' named executive officers.

Benchmarking and Consultants for 2013

          Historically, CTS has purchased market survey data from an outside source every other year. This outside market information is used to determine current prevailing pay rates for the named executive officer positions and to examine the prevailing structures of executive compensation. This information provides CTS with detailed, current and comprehensive market data that enables CTS to make informed decisions on executive compensation.

          The analysis performed by Compensation Strategies described above included a total market overview of base salary, cash incentives and long-term incentives. This analysis was then used in February 2013 by Messrs. Khilnani and O'Sullivan to recommend a compensation package for each named executive officer (other than themselves) in accordance with CTS' compensation philosophy. The analysis was also provided to the Compensation Committee and used as a starting point in considering executive compensation packages. The material portion of the analysis conducted by Compensation Strategies is generally described below.

          The competitive market data was obtained from a newly formed peer group of companies from the general electronics industry, the electronics manufacturing services industry, and electronics companies that supply the auto industry. CTS ranked just below the mid-point of the peer group in revenues and market capitalization (41% and 47%, respectively). However, all compensation data was size-adjusted (via statistical regression techniques) to reflect 50th percentile pay levels of a company with (prior to the EMS divestiture) $645 million in revenues. This change to the competitive market data analysis resulted in a different perspective on our executive compensation. Since our review was based on more industry-specific data, 2013 market based salary amounts were generally somewhat below those previously considered by the Compensation Committee. However, 2013 market based annual incentive amounts were generally somewhat higher. In the case of long-term incentive (or LTI) amounts, the difference between the 2013 market values and the values demonstrated by the data previously provided by Towers Watson (our previous compensation consultant) was greater. Based on this market data, total compensation for the named executive officer group was within 2% of the market assuming target annual incentive opportunities.

          For 2013, the Compensation Committee approved a Peer Group for use in compensation benchmarking activities as well as setting and measuring company performance. The new Peer Group for 2013 is comprised of the following companies:

API Technologies, Corporation	AVX Corporation
Benchmark Electronics, Inc.	Ducommun Incorporated
Gentex Corporation	Harman International Industries, Inc.
KEMET Corporation	Key Tronic Corporation
Kimball International, Inc.	Littelfuse, Inc.
Methode Electronics, Inc.	Molex Incorporated
Plexus Corporation	Pulse Electronics Corporation
RF Micro Devices, Inc.	Sparton Corporation
Stoneridge, Inc.	Strattec Security Corporation
Sypris Solutions, Inc.	Vishay Intertechnology, Inc.

          The new Peer Group represents companies from the general electronics industry, the electronics manufacturing services industry, and the electronics companies that supply the automotive industry. These companies are comparable to CTS in market capitalization and annual revenues.

No Compensation Consultant Conflicts of Interest

          The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to either of the compensation consultants described above. The Compensation Committee has also assessed the independence of Compensation Strategies, as required under NYSE listing rules. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Compensation Strategies.

Elements of 2013 Named Executive Officer Compensation

          Base Salary.    Base salary was included as an element of total compensation to ensure that each named executive officer received a suitable minimum return and was rewarded for his service to the corporation for 2013. A sufficient base salary also helps to ensure that named executive officers do not become unduly focused on achievement of shorter-term incentive awards that may be to the detriment of the overall long-term health of CTS. For 2013, the Compensation Committee initially determined reasonable base salaries for the named executive officers by aligning base compensation for each named executive officer at approximately the fiftieth percentile of peer executives as set forth in the Compensation Strategies regression analysis reports described above. The Compensation Committee also considered each named executive officer's responsibilities, past performance, and time with the corporation in setting his final base salary for 2013.

          The base salaries for the named executive officers that were set in 2013 were as follows: Mr. O'Sullivan, $630,000; Mr. Khilnani, $680,000; Mr. Agrawal, $252,022; Mr. Kroll, $278,638; Mr. Lyng, $253,349; and Mr. Thornton, $323,639. Upon accepting the position of Vice President, Chief Financial Officer and Treasurer, Mr. Agrawal was awarded a 9% increase to his base salary, bringing his annual base salary to a rate of $274,704. Mr. Urban joined CTS in January 2013 as the result of the acquisition of D&R Technologies. His salary upon hire at CTS was $225,000. When Mr. Urban was promoted to Vice President and General Manager, he was awarded a 15.5% increase to his base salary, bringing his annual base salary to a rate of $260,000. Please note the 2013 base salary levels described in this paragraph are not directly comparable to the amounts listed in the "Salary" column for 2013 in the 2013 Summary Compensation Table because they generally were implemented in April 2013, and do not represent the actual base salaries earned by the named executive officers in fiscal year 2013 that are shown in the 2013 Summary Compensation Table.

          Annual Performance-Based Cash Incentive Plan.    CTS believes that it is important to motivate its named executive officers to achieve, and to reward them for achieving, annual corporate financial goals. Therefore, CTS places a substantial part of each named executive officer's total compensation at-risk by tying it directly to corporate performance. CTS used an annual Management Incentive Plan established pursuant to the terms of the CTS Corporation 2012 Management Incentive Plan (which was approved by shareholders at the 2012 annual meeting) to focus CTS' named executive officers on the most critical of its shorter-term financial metrics for 2013. The MIP provided for annual cash payments to named executive officers based on CTS' financial performance and achievement of individual goals. A named executive's ultimate award was determined under a formula that provided for payment of zero to 200% of a target award based on CTS' actual performance versus the established quantitative financial performance goals. In addition, the Compensation Committee reserved the right to adjust awards downward guided by the named executive officer's actual performance versus individual goals. Awards under the MIP were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

          How MIP Target Award Opportunities and Performance Goals Were Set.    In February 2013, the Compensation Committee established a target award opportunity and quantitative financial performance goals for each named executive officer. Target award opportunities were set as a percentage of base salary. In setting target award opportunities, the Compensation Committee took into consideration the median percentile target awards in the Compensation Strategies reports described above, as well as internal parity. CTS' practice to structure its named executive officers' annual MIP compensation at approximately the fiftieth percentile was based upon a philosophy that by using a median award, CTS is able to balance motivating the named executive officer with what it perceives as market-competitive factors in being able to attract, retain, and motivate top executive talent.

          The quantitative financial performance goals were based on CTS' established business plan for 2013. Each year, the Board reviews a business plan prepared by members of management that includes projections for revenues, earnings, key balance sheet metrics, and cash flow for each business unit. The business plan considers prior year results, strategic initiatives, approved forward investment plans, projected market demands, competition, improvement initiatives, and other factors. Provided that a metric is a performance measure authorized under the terms of the CTS Corporation 2012 Management Incentive Plan, the Compensation Committee generally may use any of the metrics set out in the business plan to establish quantitative financial performance goals for the annual MIP.

          In 2013, the Compensation Committee set quantitative financial performance goals for corporate-level MIP participants (Messrs. O'Sullivan, Khilnani, Agrawal and Kroll) using CTS' controllable working capital as a percentage of sales and EPS as defined in the MIP. Controllable working capital was chosen because it is an objective measure of how efficiently CTS manages its short-term capital needs. CTS chose EPS as a metric because it is a direct measurement of overall corporate performance that takes into consideration market conditions and provides a quantitative measurement from which CTS is able to assess the performance of its named executive officers. For purposes of the MIP, EPS was defined as CTS' fully diluted net earnings per share as stated in CTS' consolidated statement of earnings for 2013 that was adjusted to exclude, if any:

  •
  write-downs of tangible and/or intangible assets;

  •
  adjustments in tax reserves, up or down, or valuation reserves against deferred tax assets which result in non-recurring charges to income;

  •
  changes in accounting principles;

  •
  Board approved restructurings to improve the cost structure of the company; and

  •
  changes in corporate tax rates as a result of repatriation of cash from foreign entities.

          For MIP participants at the business unit level (Mr. Urban, Mr. Lyng and Mr. Thornton), the Compensation Committee set quantitative financial performance goals using EPS, as well as business unit-level operating earnings and controllable working capital as a percentage of sales for reasons similar to those discussed above.

          The Compensation Committee set the performance levels for these metrics and established a minimum performance level that had to be reached before MIP awards were paid. In establishing minimum and maximum performance levels for particular financial performance goals, the Compensation Committee considered past and projected performance levels for both CTS and the named executive officers, external market conditions, presumptions for 2013, and desired overall share performance targets for 2013.

          Individual performance goals for each named executive officer were based on specific items within each named executive officer's area of job responsibility that related to the business plan and overall corporate objectives. These were set at the same time as the quantitative financial performance goals and were designed to also be considered in determining the MIP award payments.

          Determination of Actual Awards.    Actual MIP award payments were based on a formula and could have varied from zero to 200% of the target award opportunity based on achievement of the quantitative financial performance goals. If actual performance failed to meet the minimum or required threshold, the payout under the plan was zero. On the upside, payout increased linearly up to 200% as performance exceeded the threshold performance goals. One consequence of this cliff threshold and payout performance formula is that a named executive officer's risk of receiving no award is greater than the named executive officer's opportunity to obtain an award that is substantially above target. Another consequence is that payouts above target represent a fraction of the expected return to the corporation from "better than plan" performance. Since payments are capped, a named executive officer cannot increase MIP awards beyond a fixed amount, counterbalancing the incentive to pursue outsized short-term rewards at the expense of the long-term health of the corporation.

          Likelihood of Executive Achieving MIP Goals.    Management endeavored to establish a plan that demanded challenging, but achievable, results given expected business conditions. While actual awards will vary above and below target from year to year, CTS expects that over a period of several years, payouts under the MIP will average about 100% of target. Over the past five years, payouts under the MIP based on corporate metrics alone averaged 120% of target, while payouts under the MIP based on both corporate and business unit metrics averaged 111% of target.

          How 2013 Awards Were Calculated.    For CTS' named executive officers with overall corporate responsibility (Messrs. O'Sullivan, Khilnani, Agrawal and Kroll), performance measurements were weighted 80% for the EPS objective and 20% on the controllable working capital as a percentage of sales objective. For named executive officers with business unit responsibilities (Mr. Urban), performance measurements were weighted 80% as to the business unit operating earnings objectives. The remaining 20% was weighted as to the controllable working capital as a percentage of annual sales objective. For named executive officers with a blended performance measurement (Messrs. Lyng and Thornton), performance measurements were weighted at 60% business unit operating earnings and controllable working capital with 40% weighted on corporate EPS and corporate's overall controllable working capital metric. The target award for Mr. O'Sullivan was 85% of base salary (or $510,887) and for Mr. Khilnani was 100% of base salary (or $680,000). For Mr. Kroll, the target award opportunity was 50% of base salary (or $135,224). For Mr. Thornton the target award opportunity was 50% of base (or $161,920). For Mr. Lyng the target award opportunity was 50% of base (or $126,675). For Mr. Agrawal, the target award opportunity was 35% of base salary (or $88,019). For Mr. Urban, the target award opportunity was 25% of base salary (or $56,995). These target award opportunities were derived in part from the data provided by Compensation Strategies and in part by the Compensation Committee's judgment on internal equity of the positions, their relative value to CTS, and the desire to maintain a consistent annual target award incentive for named executive officers of CTS and the business units. The award opportunities available to each named executive officer ranged from no payment if the goals were met below the 50% performance level, to a 50% payout if threshold performance (50% level) was achieved, to a 100% payout if target performance (100% level) was achieved, to a 200% payout if the goals were met at or above the maximum (200%) performance level. The threshold for the EPS metric was $0.60 and the maximum was $0.95 for 2013. The Operating Earnings threshold to which Mr. Lyng and Mr. Urban were measured was $17.5 million with a maximum of $23 million. Mr. Thornton's

Operating Earnings threshold was $4 million and the maximum was $8.5 million. The threshold for the corporate controllable working capital metric was 17.7% with a maximum of 13.4%. The business unit controllable working capital threshold for Mr. Lyng and Mr. Urban was 11.5% with a maximum of 7% in 2013. The business unit controllable working capital threshold for Mr. Thornton was at a minimum performance level of 21% and a maximum of 15.5%.

			2013 Management Incentive Plan Performance Goals			2013 Management Incentive Plan Performance Results
Executive	2013 Base Salary ($)	2013 Annual Target Award (%)	EPS ($)	Strategic Business Unit Operating Earnings (000s) ($)	Controllable Working Capital as a Percentage of Annual Sales (%)	EPS ($)	Strategic Business Unit Operating Earnings (000s) ($)	Controllable Working Capital as a Percentage of Annual Sales (%)	2013 Annual Incentive Earned ($)	2013 Annual Incentive Earned (%)
Kieran O'Sullivan	$630,000	85	0.73	—	16.3	0.86	—	16.0	$761,223	149.0
Vinod M. Khilnani	$680,000	100	0.73	—	16.3	0.86	—	16.0	$1,013,200	149.0
Ashish Agrawal	$275,000	35	0.73	—	16.3	0.86	—	16.0	$131,148	149.0
Thomas A. Kroll	$278,638	50	0.73	—	16.3	0.86	—	16.0	$201,484	149.0
Anthony Urban	$260,000	25	—	19,371	13.3	—	26,000	10.0	$112,281	197.0
Dennis Thornton	$323,639	50	0.73	5,467	20	0.86	N/A	N/A	0	0
Lawrence Lyng	$253,349	50	0.73	19,371	13.3	0.86	26,000	10.0	$219,659	178
Anthony Urban	$227,981	25	—	19,371	13.3	—	26,000	10.0	$112,281	197.0

          Performance-Based Equity Compensation.    Performance-based equity grants encourage strong financial performance while aligning executive compensation with shareholder interests. Under the terms of the performance-based plans, named executive officers may earn restricted stock unit (or RSU) awards based upon, and thus are rewarded for, achievement of financial objectives that CTS believes are beneficial to the corporation and its shareholders or based upon CTS' overall performance relative to peers over a longer term. Strong financial performance is encouraged since increasing levels of performance will result in increasing award payouts to the named executive officers. Evaluating performance by comparison to peers helps to ensure a true measure of performance under current market conditions. Settling awards in equity helps to ensure alignment of executive compensation with shareholder interests.

          2012-2013 Performance Restricted Stock Unit Plan.    In February 2012, under the terms of the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan, the Compensation Committee established a two-year performance-based equity compensation program called the 2012-2013 Performance Restricted Stock Unit Plan. Depending upon CTS' achievement of sales growth and CTS' RTSR compared to the peer group described below over a two-year performance period (fiscal years 2012 and 2013), a named executive officer was eligible to earn an RSU award of zero to 200% of a target award opportunity established for his position. Awards were weighted 35% for achievement under the RTSR metric, 35% for achievement under the sales growth metric and 30% for achievement under the free cash flow metric. Messrs. Khilnani, Kroll, Agrawal, Lyng and Thornton are the only named executive officers who were participants in the 2012-2013 Performance Restricted Stock Unit Plan.

          The awards were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2012. Performance was measured after the end of the performance period, and awards for achievement of the performance goals were granted in 2014 in the form of RSUs vesting immediately, subject to certification of 2013 fiscal year results by CTS' independent auditor. Awards were settled on the basis of one share of CTS common stock for each RSU on the settlement date. The plan permitted the Compensation Committee to adjust awards, subject to the restrictions of Section 162(m) of the Internal Revenue Code, and contained recoupment features in the event of employee misconduct.

          In connection with this plan, the Compensation Committee established a target award opportunity for each participating named executive officer in the form of a specific number of RSUs. The target RSU award opportunities were 70,000 for Mr. Khilnani, 15,000 for each of Messrs. Kroll, Lyng and Thornton and 6,000 for Mr. Agrawal, and Messrs. O'Sullivan and Urban were not eligible for an award opportunity under this plan as they were not employees of CTS at its establishment.

          The Compensation Committee selected RTSR, a comparison of the increase of CTS' stock price against the stock price appreciation of the peer group described below over time (including aggregated dividends adjusted for stock splits over the period) as a performance goal because it is a meaningful measure of CTS' overall relative performance in comparison to its peers. Two-year sales growth was selected to reinforce senior management's focus on increasing sales over the long-term. The Compensation Committee selected a two-year performance measurement period to encourage sustained performance beneficial to shareholders over more than just an annual period.

          The addition of two-year free cash flow and the reduction of the weighting on RTSR from 60% to 35% had the effect of creating a more realistic compensation expense to the company. Awards based on market-based metrics are expensed over the life of the grant and cannot be modified regardless of actual results. Compensation expense for awards based on performance metrics, however, reflect the actual grant awarded at the end of the performance period. In other words, if the performance based target is not met, then the compensation expense can be adjusted downward. If the performance based target is exceeded, then the compensation expense is increased accordingly. This adjustment process for actual performance is not available for market-based awards. The Compensation Committee also determined the various performance levels that had to be achieved in order for participating named executive officers to earn an RSU award. When measuring performance against peers, the RSU award would drop to zero if performance fell below a threshold level of RTSR performance achievement. At the other end of the spectrum, the award payout for exceptional RTSR performance was capped at 200% of target. After the minimum award threshold is achieved, awards are interpolated in between award levels. The criteria in order to achieve various RSU award levels under the plan were as shown in the table below.

Two-Year Sales Growth (Weight 35%)	Award Level
Two-Year Sales Growth less than 6%	0% (No Award)
Two-Year Sales Growth greater than or equal to 6%, but less than 12%	50%-99% of Target Award
Two-Year Sales Growth greater than or equal to 12%, but less than 18%	100%-149% of Target Award
Two-Year Sales Growth greater than or equal to 18%, but less than 24%	150%-199% of Target Award
Two-Year Sales Growth greater than or equal to 24%	200% of Target Award

Two-Year Free Cash Flow (Weight 30%)	Award Level
Two-Year Free Cash Flow less than $20,000,000	0% (No Award)
Two-Year Free Cash Flow greater than or equal to $20,000,000, but less than $30,000,000	50%-99% of Target Award
Two-Year Free Cash Flow greater than or equal to $30,000,000, but less than $40,000,000	100%-149% of Target Award
Two-Year Free Cash Flow greater than or equal to $40,000,000, but less than $50,000,000	150%-199% of Target Award
Two-Year Free Cash Flow greater than or equal to $50,000,000	200% of Target Award

Relative Total Stockholder Return (Weight 35%)	Award Level
RTSR less than 25% of Peer Group	0% (No Award)
RTSR better than or equal to 25% of Peer Group but less than 47.5% of Peer Group	50% of Target Award
RTSR better than or equal to 47.5% of Peer Group but less than 70% of Peer Group	100% of Target Award
RTSR better than or equal to 70% of Peer Group but less than 90% of Peer Group	150% of Target Award
RTSR better than or equal to 90% of Peer Group	200% of Target Award

          The Compensation Committee selected a peer group consisting of 26 companies whose performance was compared to CTS' performance over the two-year performance period for RTSR measurement. It is difficult for CTS to establish a "pure" peer group because relatively few companies are the same size and have the same business segments as CTS. Therefore, the companies chosen for benchmark purposes were selected because they fit at least one criterion of similar revenue, similar industry or similar products and services to CTS. A peer company may be removed from the list if delisted from its exchange for certain reasons not involving poor performance. The peer companies selected are listed as follows:

API Technologies Corp.	AVX Corporation	Benchmark Electronics, Inc.
BorgWarner Inc.	Celestica Inc.	Ducommun, Inc.
Flextronics International Ltd.	Frequency Electronics, Inc.	Gentex Corporation
Jabil Circuit, Inc.	KEMET Corporation	Key Tronic Corporation
Kimball International, Inc.	Lear Corporation	Littelfuse, Inc.
Meritor, Inc.	Methode Electronics, Inc.	RF Micro Devices, Inc.
Plexus Corp.	Pulse Electronics Corporation	Stoneridge, Inc.
Sanmina-Sci Corporation	Sparton Corporation	Vishay Intertechnology, Inc.
Sypris Solutions, Inc.	Triquint Semiconductors, Inc.

(1)
Williams Controls, Inc. was removed from the peer group when it was acquired by Curtis-Wright in 2012 and Molex Inc. was removed from the peer group when it was purchased by Koch Industries and ceased to be traded on the Nasdaq Global Select Market in 2013, per the Peer Group Adjustment Protocol.

          Participants had to remain employed by CTS through the end of the two-year performance period to be eligible to earn an award. Since CTS' named executive officers are generally expected to retain their stock awards, named executive officers are incentivized to consider the long-term implications of actions taken in pursuit of performance-based equity awards. Similar to the MIP discussed above, the Compensation Committee could have, in its discretion, adjusted a participant's payout of an award downward after consideration of other business factors, including overall CTS performance and the individual participant's contribution to CTS performance. The Compensation Committee also was permitted to adjust a payout of an award in its discretion to prevent the enlargement or dilution of the award because of extraordinary events or circumstances as determined by the Compensation Committee. However, adjustments were not to be made with respect to the award of a covered employee if doing so would have caused the related compensation to fail to qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code.

          The 2012-2013 Performance Restricted Stock Unit Plan contains a recoupment feature. Specifically, if CTS learns of any intentional misconduct by a plan participant that directly contributes to CTS having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the participant to reimburse CTS for the difference between any awards paid to the participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the plan participant would have earned as awards under the plan based on the financial results as restated.

          In February 2014, the Compensation Committee reviewed and certified the results of performance over the two-year performance period. The Compensation Committee calculated total shareholder return for CTS and the participants as a percentage, comparing the closing stock price at the beginning and end of the performance period, after adjusting for dividends paid and stock splits. In calculating CTS' common stock prices, CTS used a 20-day average of the closing prices before the first and last days of the performance period to ensure no temporary condition or manipulation could distort CTS' common stock price. With respect to the peer group, the Compensation Committee used the closing price on the first and last days of the performance period. After the calculations were completed, each company was ranked in order of highest to lowest total shareholder return.

          During the performance period, CTS' common stock price increased from $9.06 to $18.10. This resulted in CTS' RTSR being 102.9%, which was higher than 73.1% of the Peer Group over the performance period. CTS' sales did not show growth over the two-year performance period. Two-year sales was measured at a decrease, from $588.5 million to $564.5 million, during the performance period. CTS' two-year free cash flow results were $28.6 million in 2012 and $24.0 million in 2013, resulting in a total of $52.6 million and a 200% calculated incentive factor. The RTSR goal was met above the 70% payout level, but less than the 90% payout level. It was interpolated to a calculated incentive factor of 160%. The two-year sales growth goal was not met above the 50% payout level and, accordingly, the calculated incentive factor was 0%. The Compensation Committee made no adjustments to the plan or results. The table below lists each participating named executive officer's target RSU award opportunity, the 2012-2013 Performance Restricted Stock Unit Plan performance goals, the 2012-2013 RTSR results, the 2012-2013 two-year sales growth results, the 2012-2013 two-year free cash flow results and total performance-based equity compensation earned under the plan.

Executive	Target RSU Award	2012-2013 Performance Restricted Stock Unit Plan Performance Results RTSR (%)	2012-2013 Performance Restricted Stock Unit Plan Performance Results Two-Year Sales Growth (%)	2012-2013 Performance Restricted Stock Unit Plan Performance Results Two-Year Free Cash Flow (%)	2012-2013 Performance Based Equity Compensation (RSU)	2012-2013 Performance Based Equity Compensation ($)(1)
Vinod M. Khilnani	70,000	160	0	200	80,500	1,694,525
Kieran M. O'Sullivan(2)	0	0	0	0	0	0
Thomas A. Kroll	15,000	160	0	200	17,250	363,113
Ashish Agrawal	6,000	160	0	200	6,900	145,245
Anthony Urban(2)	0	0	0	0	0	0
Lawrence Lyng	15,000	160	0	200	17,250	363,113
Dennis Thornton(3)	15,000	0	0	0	0	0

(1)
The value of the award was reached by multiplying the number of RSU awarded by the closing price of CTS stock, $21.05, on March 4, 2014, the actual date of payout.

(2)
Messrs. O'Sullivan and Urban were not participants under the 2012-2013 Performance Restricted Stock Unit Plan.

(3)
Mr. Thornton did not qualify for an award as his employment ended before the performance period was completed.

          2013-2015 Performance Restricted Stock Unit Plan.    In February 2013, the Compensation Committee established a new three-year performance-based equity compensation program called the 2013-2015 Performance Restricted Stock Unit Plan in which all named executive officers are expected to participate. The plan is essentially the same as the 2012-2013 plan described above with the exception of the addition of a third year in the performance period. The Compensation Committee wanted to bring focus to the long-term strategic goals of CTS by using a longer performance period. Under the 2013-2015 Performance Restricted Stock Unit Plan, awards are weighted 35% on a three-year sales growth metric, 30% on a three-year free cash flow metric, and 35% on achievement of a RTSR metric.

          As in the prior years' performance plan, each performance target of the 2013-2015 Performance Restricted Stock Unit Plan has a minimum threshold which must be achieved before any award is available. After the minimum award threshold is achieved, award levels will be interpolated between established measurement levels. Depending upon achievement of performance goals set by the Compensation Committee, a named executive officer could earn an RSU award of zero to 200% of a target award established for his position. The Compensation Committee again established a specific number of RSUs for each named executive officer as a target award, selected a three-year performance period (fiscal years 2013 through 2015), selected various performance levels for achievement of awards, and established a minimum threshold beneath which no award would be paid. The Compensation Committee accepted a 20-member peer group recommended by Compensation Strategies, as discussed earlier in this proxy statement. The plan again contains a peer group adjustment protocol, requires participants to remain employees during the entire three-year performance period (with limited exceptions in the event of death, disability, change of ownership, unforeseeable emergency, termination without cause, and qualified retirement), and will settle earned RSU awards, if any, in shares of CTS common stock on a one-to-one basis by March 15th of the year following the performance period. The plan permits the Compensation Committee to adjust awards, subject to the restrictions of Section 162(m) of the Internal Revenue Code, and contains recoupment features in the event of employee misconduct.

          Chief Executive Officer Performance Share Agreement.    In addition to his participation in the performance-based equity incentive plan described above, Mr. O'Sullivan was granted participation in a CEO Performance Plan called the 2013-2015 CEO Performance Restricted Stock Unit Plan. Under this plan, performance is measured against one metric, RTSR, over a three-year performance period (2013-2015). The maximum award under the plan is 65,000 Restricted Stock Units, as follows:

RTSR for the Performance Period	Shares Earned for the Performance Period(1)
Less than 30%	0 shares
Greater than 30% and less than 50%	16,250 shares
Greater than 50% and less than 70%	32,500 shares
Greater than 70% and less than 90%	48,750 shares
Greater than 90%	65,000 shares

(1)
Award levels for RTSR will be interpolated between established measurement levels.

          Service-Based Equity Compensation.    CTS believes that stock ownership and equity-based compensation are valuable tools for motivating employees to improve, and reward them for improvements in, CTS' long-term performance. CTS also believes that equity grants are an effective way to align named executive officer and shareholder interests because a significant amount of a named executive officer's potential income is directly tied to enhancing shareholder value. Service-based equity grants also play a critical role in retaining and motivating executive talent by encouraging named executive officers to remain employees throughout the service period so that they will receive equity awards. The retention of qualified named executive officers over the longer term assists CTS in retaining valuable institutional knowledge. Further, service-based equity compensation also helps to assure that named executive officers are able to meet their obligations under CTS' stock ownership guidelines. The Compensation Committee considered service-based equity grants as part of its review of annual executive compensation in February 2013. For new hires or to recognize significant individual contributions, the Compensation Committee may grant individual RSU awards at different times during the year and may use alternative vesting schedules or distribution options.

          2013 Grants.    For 2013 service-based equity compensation grants, CTS issued RSUs. In February 2013, the Compensation Committee awarded RSUs vesting over a three-year period to Messrs. Kroll (15,000), Agrawal (6,000) Thornton (18,500), Lyng (15,000), and Urban (2,000) based on the recommendations of Mr. O'Sullivan and Mr. Khilnani. In making their recommendations, Mr. O'Sullivan and Mr. Khilnani consulted the analysis obtained from Compensation Strategies and subjectively considered retention and performance factors. In January 2013, subsequent to the acquisition of D&R Technologies, Mr. Urban was also granted 10,000 RSUs. In contrast to the other named executive officers, Mr. Khilnani and Mr. O'Sullivan's 2013 RSU awards were not granted by the Compensation Committee. Rather, their awards were recommended by the Compensation Committee and approved by the entire Board (other than Mr. Khilnani and Mr. O'Sullivan, who abstained in discussions and votes related to their and each other's awards). Mr. Khilnani's 2013 grant was for 60,000 RSUs and Mr. O'Sullivan's 2013 grant was for 30,000 RSUs. Mr. O'Sullivan also received a grant of 65,000 RSUs upon hire in January 2013. In October 2013, Messrs. Agrawal and Urban each received a grant of 1,000 RSUs in recognition of their extraordinary contributions to CTS' strategic planning activity. Each service-based RSU award is settled on a one-for-one basis in shares of CTS common stock upon vesting. Grants of equity made in 2013 are reported in the "2013 Grants of Plan-Based Awards" table below. Mr. Thornton forfeited all unvested equity upon termination of his employment.

          CTS believes that the general practice of deferred vesting of equity awards over several years further helps to align the interests of our named executive officers and shareholders. Since a substantial portion of each named executive officer's compensation is paid out in the form of service-based equity grants, and since the value of equity will vary over time, depending mostly upon the overall performance and strength of CTS, actions taken in one year may substantially affect a named executive officer's compensation over the course of many subsequent years. Therefore, named executive officers are encouraged to consider the longer-term health of CTS in addition to shorter-term considerations. CTS also believes that deferred vesting helps in the retention of named executive officers, as unvested portions of grants are ordinarily forfeited in the event of termination.

          Retirement Benefits and Plans.    CTS' retirement plans are designed to provide a competitive level of retirement benefits necessary to attract and retain executive talent. Retirement benefits encourage retention to the extent that named executive officers are rewarded with increased benefits for extending their term of service. CTS offers a 401(k) plan to all current named executive officers and a defined benefit plan to those named executive officers who joined CTS prior to April 1, 2006, when the defined benefit plan was closed to new entrants. The defined benefit plan benefits were frozen as of December 31, 2013 for all non-union participants. As a result, the two named executive officers who participate in the defined benefit plan (Messrs. Khilnani and Kroll) had their defined benefit plan benefits frozen on December 31, 2013. Named executive officers who participate in the defined benefit plan also participate in a Supplemental Executive Retirement Plan, as further described below. The Supplemental Executive Retirement Plan benefits were frozen as of December 31, 2013 for all participants. As a result, the two named executive officers who participate in Supplemental Executive Retirement Plans (Messrs. Khilnani and Kroll) had their benefit frozen as of December 31, 2013.

          Defined Contribution Plan.    Substantially all U.S.-based CTS employees are or were eligible to participate in the CTS Corporation Retirement Savings Plan, a plan which we refer to as the CTS 401(k) plan. CTS' matching contribution levels are governed by the rules in effect when employees began employment with CTS. Under the terms of the plan applicable to Messrs. Khilnani and Kroll, CTS matches an employee's contributions $0.50 for every dollar, up to 6% of eligible pay, for a maximum matching contribution of 3%, subject to limitations under the Internal Revenue Code. Under the terms of the plan applicable to Messrs. O'Sullivan, Agrawal, Thornton and Lyng, CTS matches an employee's contributions dollar for dollar up to the first 3% of eligible pay, and thereafter at $.50 for every dollar up to the next 2% of eligible pay, for a maximum matching contribution of 4%, subject to limitations under the Internal Revenue Code. Mr. Urban participated in the CTS Automotive, LLC 401(k) and Profit Sharing Plan (formerly named the D & R Technology, LLC 401(k) and Profit Sharing Plan). Under the terms of this plan, CTS matched an employee's contributions dollar for dollar up to the first 3% of eligible pay, and thereafter at $.50 for every dollar up to the next 2% of eligible pay, for a maximum matching contribution of 4%, subject to limitations under the Internal Revenue Code. This plan, its assets and participants were merged into the CTS Corporation Retirement Savings Plan on January 2, 2014.

          Defined Benefit Plan.    Messrs. Khilnani and Kroll were eligible to participate in the CTS Corporation Pension Plan, a tax-qualified defined benefit plan that we refer to as the Pension Plan. The Pension Plan requires participants to complete a period of vesting service in order to become eligible for a benefit. Each of the eligible named executive officers has completed the required vesting service period. The Pension Plan benefit is based on a formula representing a factor of average monthly earnings over a period of time multiplied by credited service, which determines the monthly benefit. Certain participants may elect an early retirement benefit at age 55, at a reduced benefit. Messrs. Khilnani and Kroll were eligible to take early retirement and both announced that they would retire early.

          Under the terms of the Pension Plan, certain annual incentive compensation is included in determining the average earnings used in the benefit calculation. Thus, benefits under the Pension Plan are directly affected by earned incentive compensation.

          Supplemental Executive Retirement Plans.    Each named executive officer who participates in the Pension Plan also participates in a SERP. The purpose is to restore retirement benefits the named executive officer would otherwise have earned under the qualified defined benefit plan in the absence of limitations under the Internal Revenue Code and to provide a competitive level of retirement benefits. Benefits earned under a SERP are unfunded contractual liabilities of CTS.

          The terms of the Pension Plan, the CTS 401(k) Plan, and the SERP are discussed further under the caption "2013 Pension Benefits" below.

          Other Compensation.    CTS provides a limited set of perquisites and other compensation in order to attract, retain, and motivate the named executive officers. Mr. O'Sullivan received a special one-time only lump sum payment of $370,000 effective with his start of employment with CTS. For 2013, compensation for named executive officers included reimbursements for tax preparation services, financial planning services, and an annual executive physical. Other compensation includes imputed income on life insurance benefits. The costs of tax preparation services is capped at $4,500 for Mr. Khilnani and $2,500 for the other named executive officers. The cost of financial planning services is capped at $5,000 for each named executive officer. The cost of executive physicals is capped at $2,000 for the named executive officers and their respective spouses. The notes to the 2013 Summary Compensation Table delineate the various perquisites named executive officers received for 2013. Mr. Urban was not eligible for the previously stated benefits, as he was not named as an executive officer until November 2013.

          Health and Welfare Benefits.    Named executive officers are also eligible to participate in a standard set of health and welfare benefits, including medical insurance, dental insurance, vision insurance, life insurance, accidental death and dismemberment insurance, disability insurance, dependent life insurance, an employee assistance plan, and health care and dependent care reimbursement accounts. The same terms of participation that apply to salaried employees generally govern the participation of named executive officers in these benefits.

Agreements with Named Executive Officers

          Executive Officer Employment Agreement.    In March 2012, Mr. Khilnani informed the Board of his intention to retire from CTS on December 31, 2013. On March 27, 2012, CTS entered into an agreement with Mr. Khilnani to provide for an orderly transition of his duties, responsibilities and authority to the next CTS principal executive officer and to provide for a compensation arrangement for Mr. Khilnani during an approximately 21-month transition period. Under the agreement, Mr. Khilnani would serve as CTS' President and Chief Executive Officer through December 31, 2013. On January 7, 2013, Mr. O'Sullivan was appointed President and Chief Executive Officer of CTS.

          At such time Mr. Khilnani stepped down from these roles, but continued to serve as a Director and CTS' Executive Chairman. Mr. Khilnani assisted with the transition of duties, responsibilities and authority to Mr. O'Sullivan. During the transition period, Mr. Khilnani: (1) continued to receive his base salary of $680,000; (2) continued to participate in CTS' MIP at his current minimum, target and maximum incentive opportunity levels of 50%, 100% and 200%, respectively, of his base salary; (3) received annual equity awards (with such annual equity awards provided, if at all, in amounts substantially equal in value to Mr. Khilnani's 2011 equity awards); (4) continued to be eligible for annual executive perquisites substantially equivalent to those he received for 2011; (5) continued to participate in CTS' pension, retirement savings, health and welfare and other employee benefit plans on a basis consistent with that offered to other salaried employees of CTS; (6) became eligible for accelerated payments of his outstanding service-based and performance-based equity awards (with performance-based earnings dependent on actual performance and settled on a pro-rata basis); and (7) became eligible to receive 24 months of medical and dental benefits.

          In connection with Mr. Khilnani's transition, the Board formed a committee to oversee CTS' succession process by which CTS identified and appointed Mr. O'Sullivan as CTS' new President and Chief Executive Officer. At CTS, management succession planning is a continuous process, and the independent directors regularly discuss management succession issues at their independent sessions at the conclusion of each Board meeting. In addition, the Nominating and Governance Committee makes annual reports to the Board regarding CEO succession planning. During CTS' recent search for a new chief executive officer, CTS retained the services of an executive search firm and the search process involved the consideration of both internal and external candidates.

          Separation Agreement and Consulting Agreement With Mr. Kroll.    After the announcement of his retirement in November, 2013, Mr. Kroll entered into a separation agreement and a consulting agreement with CTS that was effective on his March 31, 2014 retirement date. Under his consulting agreement, as an independent contractor, Mr. Kroll can earn up to $5,000 per month for the period beginning April 1, 2014 and ending September 30, 2014 for consulting and advisory services. Under the separation agreement, Mr. Kroll remained employed at CTS until March 31, 2014, assisting with the transition of duties, responsibilities and authority to Mr. Agrawal and assisting with other matters. During this transition period, Mr. Kroll: (1) continued to receive base salary at his then-current annual rate; (2) remained eligible to receive a pro-rated incentive award under the 2014 MIP payable at the same time and in the same manner that awards under the MIP were otherwise paid; (3) remained eligible to receive a pro-rated award payable in 2016 under the 2013-2015 Performance Restricted Stock Unit Plan subject to achievement of certain performance goals; and (4) continued to participate in CTS' pension, retirement savings, health and welfare and other employee benefit plans pursuant to the terms of such plans as permitted by law. Pursuant to the separation agreement, Mr. Kroll will also receive severance pay in the amount of 15 months of salary payable in a lump sum payment on September 15, 2014, and outplacement assistance with an outplacement provider to be selected by CTS, in an amount not to exceed a total cost of $30,000.

          Separation Agreement and Consulting Agreement With Mr. Thornton.    Mr. Thornton entered into a separation agreement with CTS that was effective on July 5, 2013. Under the separation agreement, Mr. Thornton received severance pay in the amount of 12 months of salary, career transition assistance in an amount not to exceed a total cost of $30,000, and company subsidized medical and dental insurance for a period not to exceed 12 months.

          Executive Severance Policy.    Effective September 10, 2009, CTS enacted an Executive Severance Policy. This policy formalized and standardized CTS' severance practices for certain officers and key employees and also was enacted in lieu of issuing a new employment agreement to replace Mr. Khilnani's employment agreement, which expired in 2009. For a complete understanding of the executive severance policy, please see the section of this proxy statement titled "Potential Payments Upon Termination or Change-in-Control" below.

          Change-In-Control Severance Agreements.    CTS entered into change-in-control severance agreements with certain of the named executive officers, the purpose of which is to help CTS retain named executive officers and encourage them to focus on corporate interests during times of change and uncertainty. As discussed above, these agreements reduced or eliminated certain payments, including an excise tax gross-up, and placed a cap on the total severance benefit. For a complete understanding of the severance agreements, please see the section of this proxy statement titled "Potential Payments Upon Termination or Change-in-Control" below.

Stock Ownership Guidelines.

          In 2011, the Board adopted revised stock ownership guidelines that apply to executives in order to increase the alignment of their interests with those of shareholders and to promote enduring shareholder value. Specifically, our Chief Executive Officer is required to hold a number of shares equal to five and one half times (5.5x) his base salary and officers other than the Chief Executive Officer are required to hold a number of share units equal to three times (3x) their base salaries. Until such time as an officer has attained the applicable share ownership guideline, he is expected to retain 100% of the share units awarded, net of amounts required to pay taxes and exercise prices. Thereafter, the officer is expected to retain, for a period of at least two years, at least 50% of the total share units with which he is credited as a result of equity awards made by CTS subsequent to the date on which the applicable share ownership guideline is attained, net of amounts required to pay taxes. The guidelines require each officer to attain the applicable share unit ownership within six years of his or her initial election or appointment. The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained from CTS' website at http://www.ctscorp.com/governance/stockog.htm.

CTS Hedging/Pledging Policy.

          CTS has adopted a policy prohibiting officers who receive CTS securities from engaging in any transaction in which they may profit from short-term speculative swings in the value of those securities or pledging CTS' securities in lending transactions. These individuals may not engage in the purchase or sale of put and call options, short sales, and other hedging transactions designed to minimize the risk in owning CTS securities. These individuals may not pledge CTS' securities as collateral for a loan, including, without limitation, in a margin account. The prohibitions described above do not apply to the exercise of stock options granted as a part of a CTS incentive plan.

Policy on Recovery of Awards.

          The CTS Corporation 2012 Management Incentive Plan, under which the annual MIP is administered, and the 2009 Omnibus Equity and Performance Incentive Plan, under which various performance-based and service-based equity grants are made, each include a provision to address recoupment of incentive awards in the event of financial restatements. The recoupment provisions provide that if the Board learns of any intentional misconduct by a plan participant that contributes to CTS having to restate its financial statements, the Board may require that individual to reimburse CTS for the difference between any award he or she received and the amount of the award he would have received based on the financial results as restated.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in CTS' Annual Report on Form 10-K for the year ended December 31, 2013 and this proxy statement.

CTS CORPORATION 2013 COMPENSATION COMMITTEE

Patricia K. Collawn, Chairman	Walter S. Catlow
Diana M. Murphy	Gordon Hunter

 EXECUTIVE COMPENSATION

2013 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($) (f)	Non- Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Kieran O'Sullivan	2013	601,044	370,000	2,184,800	—	761,223	—	19,986	3,937,054
President and
Chief Executive Officer
Vinod M. Khilnani	2013	680,000	—	1,298,880	—	1,013,200	1,012,068	39,105	4,043,253
President and	2012	672,839	—	1,519,360	—	545,000	895,399	42,618	3,675,216
Chief Executive Officer	2011	616,169	—	1,673,240	—	529,905	1,147,116	56,236	4,022,666
Ashish Agrawal	2013	251,482	—	154,523	—	131,148	—	5,112	542,264
Vice President and	2012	237,255	—	139,188	—	67,262	—	22,834	466,539
Chief Financial Officer
Thomas A. Kroll	2013	270,449	—	324,720	—	201,484	108,320	12,237	917,210
Vice President and	2012	250,726	—	347,970	—	101,544	130,472	22,313	853,024
Chief Financial Officer	2011	200,593	—	122,520	—	58,542	115,641	33,173	530,469
Anthony Urban	2013	227,981	—	150,480	—	112,281	—	9,115	499,857
Vice President and General Manager
Lawrence Lyng	2013	248,085	—	324,720	—	219,659	—	14,919	807,383
Vice President	2012	237,035	—	560,720	—	102,399	—	13,241	913,395
Dennis Thornton	2013	194,057	—	324,720	—	—	—	368,543	887,320
Senior Vice President	2012	306,550	—	560,720	—	108,519	—	40,184	1,015,973
and General Manager	2011	289,150	—	418,310	—	56,108	—	76,616	840,184

(1)
Effective with his start of employment, Mr. O'Sullivan received a sign-on bonus in the form of a one-time lump sum payment in the amount of $370,000.

(2)
The amounts reported in the "Stock Awards" column for 2013 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year. Amounts reflected consist of service-based and performance-based awards. For the performance-based awards reported in this column for 2013, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date and therefore are at target. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of these awards would be: Mr. O'Sullivan, $2,202,338 (includes $832,650 for the CEO Performance Plan); Mr. Khilnani, $1,369,688; Mr. Kroll, $350,640; Mr. Agrawal, $76,703; Mr. Lyng, $350,640 and Mr. Thornton, $350,640; Mr. Urban is not a participant in the 2013-2015 plan under which the performance-based stock awards were granted. Assumptions made in the valuation are set forth in the "Equity-based Compensation" section of Management's Discussion and Analysis ("MD&A") of Financial Conditions and Results of Operations, Exhibit 13 as reported in CTS' Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
Amounts for 2013 represent payments earned under the MIP.

(4)
The change in pension value for 2013 is based on the difference between the estimated actuarial present value of each accrued benefit for the named executive officers as December 31, 2013 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan, as applicable, and the estimated present value of each named executive officer's accrued benefit as of December 31, 2012 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan, as applicable. Calculations are made based on the assumptions described under the caption "2013 Pension Benefits" below. These amounts do not include any above-market or preferential earnings on non-qualified deferred compensation. Messrs. O'Sullivan, Agrawal, Urban, Lyng and Thornton do not participate in the CTS Corporation Pension Plan and do not have an Individual Excess Benefit Retirement Plan.

(5)
Amounts in this column for 2013 reflect values for the following perquisites and personal benefits and other amounts:

•
For Mr. O'Sullivan, tax preparation services, term life insurance premiums, and $14,131 as a CTS match under the 401(k) Plan.

•
For Mr. Khilnani, a cash perquisite allowance of $17,200, tax preparation services, financial planning services, annual executive physical, term life insurance premiums and a CTS match under the 401(k) Plan.

•
For Mr. Agrawal, term life insurance and a CTS match under the 401(k) Plan.

•
For Mr. Kroll, tax preparation services, an annual executive physical, term life insurance premiums, and a CTS match under the 401(k) Plan.

•
For Mr. Urban, term life insurance premiums and a CTS match under the 401(k) Plan.

•
For Mr. Lyng, financial planning services, term life insurance premiums and $10,200 as a CTS match under the 401(k) Plan.

•
For Mr. Thornton, term life insurance, and $317,293 in severance payments equivalent to twelve months of base pay at the time of his separation, $30,000 for outplacement services, and $12,484 in CTS-subsidized COBRA payments.

 2013 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price Of	Grant Date Fair Value of
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	of Stock or Units (#) (i)	Underlying Options (#) (j)	Option Awards ($/Sh) (k)	Stock and Option Awards ($)
Kieran M. O'Sullivan
2013 Management Incentive Plan		255,444	510,888	1,021,775					—	—
2013-2015 Performance Restricted Stock Unit Plan(1)	2/11/2013				35,000	70,000	125,000		—	—	767,025
2009 Omnibus Equity & Performance Incentive Plan	1/7/2013							65,000	—	—	702,650
	2/11/2013							30,000	—	—	298,800
2013-2015 CEO Performance Restricted Stock Unit Plan	2/11/2013				16,250	32,500	65,000		—	—	416,325
Vinod M. Khilnani
2013 Management Incentive Plan		340,000	680,000	1,360,000					—	—
2013-2015 Performance Restricted Stock Unit Plan(1)	2/11/2013				32,000	64,000	125,000		—	—	701,280
2009 Omnibus Equity & Performance Incentive Plan	2/11/2013							60,000	—	—	597,600
Ashish Agrawal
2013 Management Incentive Plan		44,009	88,019	176,037					—	—
2013-2015 Performance Restricted Stock Unit Plan(1)	2/11/2013				3,500	7,000	14,000		—	—	76,703
2009 Omnibus Equity & Performance Incentive Plan	2/11/2013							6,000	—	—	59,760
	10/25/2013							1,000	—	—	18,060
Thomas A. Kroll
2013 Management Incentive Plan		67,612	135,224	270,449					—	—
2013-2015 Performance Restricted Stock Unit Plan(1)	2/11/2013				8,000	16,000	32,000		—	—	175,320
2009 Omnibus Equity & Performance Incentive Plan	2/11/2013							15,000	—	—	149,400

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price Of	Grant Date Fair Value of
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	of Stock or Units (#) (i)	Underlying Options (#) (j)	Option Awards ($/Sh) (k)	Stock and Option Awards ($)
Anthony Urban
2013 Management Incentive Plan		28,498	56,995	113,990					—	—
2009 Omnibus Equity & Performance Incentive Plan	2/11/2013							2,000	—	—	19,920
	1/2/2013							10,000	—	—	112,500
	10/25/2013							1,000	—	—	18,060
Lawrence Lyng
2013 Management Incentive Plan		61,771	123,542	247,084					—	—
2013-2015 Performance Restricted Stock Unit Plan(1)	2/11/2013				8,000	16,000	32,000		—	—	175,320
2009 Omnibus Equity & Performance Incentive Plan	2/11/2013							15,000	—	—	149,400
Dennis Thornton(2)
2013 Management Incentive Plan		79,323	158,646	317,293					—	—
2013-2015 Performance Restricted Stock Unit Plan(1)	2/11/2013				8,000	16,000	32,000		—	—	175,320
2009 Omnibus Equity & Performance Incentive Plan	2/11/2013							15,000	—	—	149,400

(1)
In February 2013, the Compensation Committee established terms applicable to performance-based equity compensation awards for fiscal years 2013 through 2015 under the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Restricted Stock Units, to the extent earned for achievement of the performance goals, will be issued in February 2016 following certification of 2015 fiscal year results by CTS' independent auditors. The 2013-2015 Performance Restricted Stock Unit Plan has a threshold award of 50% of the target value listed above and a maximum award of 200% of the target value listed above; however, the 2009 Omnibus Equity and Performance Incentive Plan imposes a cap of 125,000 RSUs no matter the level of performance.

(2)
All of Mr. Thornton's unvested equity was forfeited at the time of his separation from employment.

          Compensation Arrangements.    With the exception of Mr. Khilnani's March 2012 agreement, referenced on page 47, CTS did not have employment agreements with any named executive officers for 2013. In an effort to formalize and standardize CTS' severance practices for other officers and key employees, CTS enacted an Executive Severance Policy in 2009, and CTS maintains change-in-control severance agreements with certain of the named executive officers. For a complete understanding of the executive change-in-control severance agreements and the Executive Severance Policy, please see the section of this proxy statement titled "Potential Payments Upon Termination or Change-in-Control" below.

          Annual base salary for each named executive officer, other than Mr. Khilnani and Mr. O'Sullivan, is determined by the Compensation Committee. Mr. Khilnani's and Mr. O'Sullivan's annual base salaries were determined by the Board, based on recommendations by the Compensation Committee. Neither Mr. Khilnani nor Mr. O'Sullivan receive any compensation for their service as directors.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Kieran M. O'Sullivan(1)	—	—	—	—	95,000	1,899,145	190,000	3,782,900
Vinod M. Khilnani(2)	11,000	—	13.68	6/7/2016	—	—	—	—
	22,000	—	11.11	6/8/2015	—	—	—	—
	17,500	—	11.04	6/8/2014	—	—	—	—
	—	—	—	—	0	0	125,000	2,488,750
Ashish Agrawal(3)	—	—	—	—	12,999	258,810	14,000	278,740
Thomas A. Kroll(4)	2,500	—	13.68	6/7/2016	—	—	—	—
	2,500	—	11.11	6/8/2015	—	—	—	—
	2,500	—	11.04	6/8/2014	—	—	—	—
					26,333	524,290	32,000	637,120
Anthony Urban(5)	—	—	—	—	13,000	258,830	0	0
Lawrence Lyng(6)	—	—	—	—	51,333	1,022,040	32,000	637,120
Dennis Thornton(7)	—	—	—	—	—	—	—	—

(1)
Mr. O'Sullivan's 95,000 service-based Restricted Stock Units will vest accordingly: 2014 Restricted Stock Units vesting 21,665 on January 7, 2014 and 9,999 on February 11, 2014; 2015 Restricted Stock Unit vesting 21,671 on January 7, 2015 and 10,002 on February 11, 2015; and 2016 Restricted Stock Unit vesting — 21,664 on January 7, 2016 and 9,999 on February 11, 2016. Any award issued under the 2013 - 2015 performance program will vest 100% on December 31, 2015.

(2)
The vesting of all of Mr. Khilnani's service-based Restricted Stock Units was accelerated to vest on December 31, 2013 on his retirement date. Any award issued under the 2013 - 2015 performance program will vest 100% on December 31, 2015.

(3)
Mr. Agrawal's 12,999 service-based Restricted Stock Units will vest accordingly: 2014 Restricted Stock Unit vesting — 2,000 on February 11, 2014, 2,001 on February 13, 2014, 1,999 on July 29, 2014 and 334 on October 25. 2014; 2015 Restricted Stock Unit vesting — 2,001 on February 11, 2015, 1,999 on February 13, 2014, and 333 on October 25, 2014; and 2016 Restricted Stock Unit

  vesting — 1,999 on February 11, 2016 and 333 on October 25, 2016. Any award issued under the 2013 - 2015 performance program will vest 100% on December 31, 2015.

(4)
Mr. Kroll's 26,333 service-based Restricted Stock Units will vest accordingly: 2014 Restricted Stock Unit vesting — 1,333 on February 7, 2014, 5,000 on February 11, 2014, and 5,001 on February 13, 2014; 2015 Restricted Stock Unit vesting — 5,001 on February 11, 2015 and 4,999 on February 13, 2015; and 2016 Restricted Stock Unit vesting — 4,999 on February 11, 2016. Any award issued under the 2013 - 2015 performance program will vest 100% on December 31, 2015.

(5)
Mr. Urban's 13,000 service-based Restricted Stock Units will vest accordingly: 2014 Restricted Stock Unit vesting — 667 on February 11, 2014 and 334 on October 26, 2014; 2015 Restricted Stock Unit vest on- 10,000 on January 2, 2015, 667 on February 11, 2015 and 333 on October 26, 2015; and 2016 Restricted Stock Unit vesting — 666 on February 11, 2016 and 333 on October 26, 2016.

(6)
Mr. Lyng's 51,333 service-based Restricted Stock Units will vest accordingly: 2014 Restricted Stock Unit vesting — 1,333 on February 07, 2014 and 25,000 on October 10, 2014; 2015 Restricted Stock Unit vesting — 10,000 on February 11, 2015; and 2016 Restricted Stock Unit vesting — 15,000 on February 11, 2015. Any award issued under the 2013 - 2015 performance program will vest 100% on December 31, 2015.

(7)
Mr. Thornton's unvested shares were forfeited effective with his termination.

(8)
Amounts reflect 2013 performance-based awards.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Kieran O'Sullivan	—	—	—	—
Vinod M. Khilnani	20,000	$12,700	230,106	$3,484,609
Ashish Agrawal	—	—	4,001	$48,834
Thomas A. Kroll	5,000	$13,550	11,549	$115,091
Anthony Urban	—	—	—	—
Lawrence Lyng	—	—	12,215	$122,201
Dennis Thornton	—	—	27,527	$273,857

          Pension Benefits.    The CTS Corporation Pension Plan, which we refer to as the Pension Plan, is a tax-qualified defined benefit plan. The Pension Plan requires participants to complete five years of vesting service in order to be eligible for a benefit. On April 1, 2006, CTS closed the Pension Plan to new entrants. Employees and named executive officers that join CTS after that date, such as Messrs. O'Sullivan, Agrawal, and Urban, are ineligible to join the Pension Plan and thus cannot earn benefits under the Pension Plan. Each of the pension-eligible named executive officers, Messrs. Khilnani and Kroll, has completed the required vesting service period. The benefit formula is 1.25% of average monthly pay during the three calendar years of the participant's last ten calendar years of service in which the participant received the highest pay, multiplied by a participant's credited service to arrive at a monthly benefit. For calculation purposes, pay includes amounts reported in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the 2013 Summary Compensation Table. Benefits under the Pension Plan are not subject to any deduction for social security or other offsets.

Normal retirement age under the Pension Plan is age 65. Participants with five years of credited service may elect an early retirement benefit at age 55. Mr. Khilnani previously announced that he elected to take early retirement from CTS on December 31, 2013. Mr. Kroll has also elected early retirement. Early retirement benefits are reduced by 0.25% for each month that the participant may receive a benefit between the ages of 55 and 65. The ordinary form of benefit under the Pension Plan is a single life annuity. Married participants receive a reduced benefit under a joint and 50% survivor annuity absent spousal consent to waive this benefit. Married participants may also elect to receive their benefit under a joint and 75% survivor annuity.

          Section 415(b)(1) of the Internal Revenue Code placed a limit of $205,000 for 2013 on the amount of annual pension benefits that may be paid from a tax-qualified plan. Section 401(a)(17) of the Internal Revenue Code limits the amount of annual compensation that may be taken into account in calculating a benefit under a tax-qualified plan to $255,000 for 2013. The Pension Plan includes a supplemental benefit for pension eligible named executive officer participants that allows for payment of benefit amounts, to the extent permitted by the Internal Revenue Code, in excess of the benefit amounts that would ordinarily be permitted by Section 401(a)(17).

          The Pension Plan benefit for non-union employees is "frozen" as of December 31, 2013 and will not increase.

          Messrs. Khilnani and Kroll are also participants in non-qualified excess benefit retirement plans, known as individual SERPs. The individual SERPs provide that upon retirement, the participant will receive a supplemental retirement benefit equal to the difference between his actual benefit under the Pension Plan and the benefit the participant would receive under the Pension Plan if restrictions imposed on the calculation of benefits under tax-qualified plans were disregarded and the percentage of the participant's compensation reflected in the Pension Plan benefit formula was replaced with a percentage specified in the individual SERP. This specified percentage is designed to place the named executive officer in approximately the same financial position as they would have enjoyed under a prior SERP plan, which had a smaller multiplier factor and which also included 50% of the fair market value of Restricted Stock Units which would have vested during the three highest pay calendar years in the pay calculation. Messrs. O'Sullivan, Agrawal, and Urban do not participate in the Pension Plan, and therefore do not have individual SERP plans. The benefit for employees who participate in an individual SERP plan is "frozen" as of December 31, 2013 and will not increase.

          So as to comply with Section 409A of the Internal Revenue Code, the individual SERPs provide that participants will receive the actuarial present value of the benefit, payable as a single lump sum cash payment from the general assets of CTS, in the seventh month after the participant's employment terminates, or age 55, whichever is later. The actuarial present value is determined using the actuarial assumptions required by law and an interest rate determined by the 30 year Treasury rate as of either May (for separations occurring between July 1 and December 31) or November (for separations occurring between January 1 and June 30) in the plan year during which the separation from service occurs or at age 55, whichever is later. The interest rate cannot be less than 4.0% nor greater than 5.25%. If the participant's separation from service occurs on or after age 55, the participant will receive interest on the lump sum amount for the period between his separation from service and its payment at an interest rate equal to the interest rate used to calculate the lump sum amount.

 2013 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kieran O'Sullivan	CTS Corporation Pension Plan	—	—	—

	CTS Corporation Individual Excess Benefit Retirement Plan	—	—	—
Vinod M. Khilnani	CTS Corporation Pension Plan(1)	12.78	452,122	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	12.78	4,413,084	—
Ashish Agrawal	CTS Corporation Pension Plan	—	—	—

	CTS Corporation Individual Excess Benefit Retirement Plan	—	—	—
Thomas A. Kroll	CTS Corporation Pension Plan(1)	13.56	400,899	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	13.56	212,410
Anthony Urban	CTS Corporation Pension Plan	—	—	—

	CTS Corporation Individual Excess Benefit Retirement Plan
Lawrence Lyng	CTS Corporation Pension Plan	—	—	—

	CTS Corporation Individual Excess Benefit Retirement Plan
Dennis Thornton	CTS Corporation Pension Plan	—	—	—

	CTS Corporation Individual Excess Benefit Retirement Plan

(1)
The benefits earned in the Pension Plan became frozen on December 31, 2013 for all non-bargaining unit employees. As a result, the present value of the qualified benefit for Messrs. Khilnani and Kroll are the present values of their actual qualified pension benefit payable as a single life annuity at age 65. The present value of the qualified pension benefit is calculated at age 65 for Mr. Khilnani even though he has elected early retirement because Mr. Khilnani is not required to commence his qualified benefit before normal retirement age.

(2)
Mr. Khilnani retired effective December 31, 2013. The present value of his Individual Excess Benefit Retirement Plan is the actual value of his lump sum benefit payable as of July 8, 2014. For Mr. Kroll, the actuarial present value of Individual Excess Benefit Retirement Plan benefits is calculated as a lump sum, deferred to age 65 without pre-retirement decrements, and uses 4.00% because the November 30, 2013 30-year Treasury rate collared at 4.00%.

Potential Payments Upon Termination or Change-in-Control

          Change-In-Control Severance Agreements.    CTS has entered into (or was during 2013 a party to) change-in-control severance agreements with Messrs. O'Sullivan, Khilnani, Agrawal, Kroll, Lyng and Mr. Thornton. Under these agreements, a change-in-control is defined generally as: (1) the acquisition by any person of 25% or more of CTS' voting stock, subject to certain exceptions; (2) the incumbent board members ceasing to constitute a majority of the board; (3) a reorganization, merger, consolidation, or sale of all or substantially all of CTS' assets, subject to certain exceptions; or (4) the approval by the shareholders of a complete liquidation or dissolution of CTS, subject to certain exceptions.

          An eligible named executive officer is entitled to severance compensation if, within two years after a change-in-control, the named executive officer terminates his or her employment for good reason or his or her employment is terminated by CTS or its successor for any reason other than cause, disability, or death; provided, that on each anniversary of a change-in-control, the two-year period is automatically extended for one year unless either party provides notice otherwise. Good reason is defined generally as: (1) the failure to maintain the named executive officer in his or her office or position or an equivalent or better office or position; (2) a significant adverse change in the nature of the named executive officer's duties; (3) a reduction in the named executive officer's base or incentive pay or an adverse change in any employee benefits; (4) the named executive officer's good faith determination that as a result of a change in circumstances following the change-in-control, he or she is unable to carry out or has suffered a substantial reduction in the duties he or she had prior to the change-in-control; (5) a successor entity's failure to assume all obligations of CTS under the severance agreement; (6) CTS or its successor moves the named executive officer's principal work location by more than 35 miles or requires him or her to travel at least 20% more; (7) CTS or its successor commits any material breach of the severance agreement; or (8) CTS' common stock ceases to be publicly traded or listed on the New York Stock Exchange. A named executive officer who separates from service after the commencement of discussions with a third party that ultimately results in a change-in-control may be treated as separating from service following the change-in-control for purposes of the severance agreement. Cause is defined generally where the executive: (1) is convicted of a crime involving fraud, embezzlement or theft in connection with work duties or responsibilities; (2) intentionally and wrongfully damaged CTS property; (3) intentionally and wrongfully disclosed CTS' confidential information; or (4) has intentionally and wrongfully competed with CTS without CTS' consent, subject to certain exceptions.

          If the change-in-control severance policy is triggered, the severance compensation to which the named executive officer is entitled includes: (1) a lump sum equal to two times the sum of the greater of the executive's base salary at the time of the change-in-control or his average base salary over the three years prior to termination, plus the greater of his average incentive pay over the three years prior to the change-in-control or his target incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for 24 months following termination at the executive's expense, with CTS reimbursing the executive for the portion of the premium in excess of the employee share for such coverage, provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) reimbursement of up to $30,000 for outplacement services; and (4) only in the case of Messrs. Khilnani and O'Sullivan, in consideration of the non-compete provision contained in his severance agreement, a lump sum equal to one times the sum of the greater of his base salary at the time of the change-in-control or his average base salary over the three years prior to termination plus the greater of his average incentive pay over the three years prior to the change-in-control or his target incentive pay for the year in which the change-in-control occurred.

          In addition, if any payments made to the Executive would be subject to excise tax under the "golden parachute" rules of Sections 280G and 4999 of the Internal Revenue Code, those payments will be reduced so that no portion will exceed the "excess parachute payment" threshold that would trigger the excise tax.

          The payment scheme is designed to comply with Section 409A of the Code; lump sum payments of severance compensation are generally to be made as soon as practicable but not more than ninety days after the Executive separates from service, provided however, that if the Executive is a "Specified Employee" within the meaning of Section 409A of the Code, then the payment shall be made on the earlier of the first day of the seventh month following the date of the Executive's separation from service or the Executive's death. Payment of severance compensation under the change-in-control severance policy will be reduced to the extent of any corresponding payments under any other agreement.

          To the extent that the named executive officer receives severance benefits under the severance agreement, the named executive officer may not, for a period of one year following his termination date, participate in the management of any business which engages in substantial and direct competition with CTS or its successor. In addition, for a period of three years after separation from service, the named executive officer may not solicit any corporate employee to leave employment with CTS or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries and may not assist any organization with whom the named executive officer is associated in taking such actions. The named executive officer is generally entitled to be reimbursed by CTS for legal fees incurred to enforce his rights under the severance agreement.

Change-in-Control Severance Agreement Table

          Assuming that a change-in-control event occurred and the named executive officer was terminated without cause on December 31, 2013, the estimated severance compensation provided to each named executive officer is as follows:

Name	Severance: Base Salary & Incentive Pay ($)	Welfare Benefits Equivalent ($)	Pension Plan & SERP Benefit Equivalent ($)	401(k) Match Equivalent ($)	Perquisites: Outplacement, Legal, Tax & Estate Placement ($)	Pro Rata Target Incentive ($)	Accelerated Vesting & Exercise Rights/Lapse of Restriction On Equity Awards ($)	280G Reduction ($)	Total ($)
Kieran O'Sullivan	3,422,663	24,258	—	—	30,000	—	3,285,150	2,248,519	4,513,551
Vinod Khilnani	—	—	—	—	—	—	—	—	—
Ashish Agrawal	544,528	12,129	—	—	15,000	—	517,640	—	1,089,297
Thomas Kroll	827,725	24,258	—	—	30,000	—	1,141,500	111,377	1,912,105
Anthony Urban	—	—	—	—	—	—	258,823	—	258,823
Lawrence Lyng	753,784	24,258			30,000		1,639,250	294,200	2,153,092
Dennis Thornton	—	—	—	—	—	—	—	—	—

          Mr. Khilnani is not eligible for severance compensation from the change-in-control severance agreement because he retired on December 31, 2013. A detailed description of Mr. Khilnani's retirement package is described in the "Executive Summary—Implications of 2013 Results for Compensation" section of this proxy statement. Mr. Thornton is not eligible for severance compensation from the change-in-control severance agreement because he separated from the company on July 5, 2013. A detailed description of Mr. Thornton's separation compensation is provided in the "Executive Summary—Implications of 2013 Results for Compensation" section of this proxy statement. Mr. Urban is not covered by a change-in-control severance agreement.

          Executive Severance Policy.    As discussed above, in lieu of entering into a new employment agreement with Mr. Khilnani, and to formalize and standardize the corporation's severance practices for other officers and key employees, CTS enacted an Executive Severance Policy, effective September 10, 2009.

          An eligible named executive officer whose employment with the corporation is terminated will be eligible for severance benefits under the policy unless the termination is: (1) for cause or resulting from gross or willful misconduct; (2) a resignation, other than a resignation that qualifies as an "involuntary separation from service" within the meaning of Section 409A of the Internal Revenue Code; (3) a layoff or furlough, unless the layoff or furlough is subsequently converted to a termination; (4) due to death or transfer to a disability status; (5) due to retirement, except as provided at the President and Chief Executive Officer level of benefit; (6) due to inability to return from a medical leave even though unable to meet disability status requirements, unless the cause for the medical leave was covered by worker's compensation; (7) due to the sale of a CTS facility, division, or operation when the named executive officer has been offered employment in a comparable position by the successor organization as a part of the sale; or (8) due to a change in control, as defined by the agreement, and the named executive officer is the beneficiary of a change-in-control severance agreement and eligible for payment under that agreement.

          There are three levels of severance benefits specified in the Policy: Tier 2; Tier 1; and the President and Chief Executive Officer level. CTS' President and Chief Executive Officer may recommend, and the Board will designate from time to time, which officers are eligible for Tier 2 and Tier 1 benefit levels. Messrs. Khilnani and O'Sullivan are eligible for the President and Chief Executive Officer specified benefit level. Messrs. Kroll, Thornton and Lyng are eligible for Tier 1 severance benefits. Mr. Agrawal is eligible for Tier 2 severance benefits. Mr. Urban is not eligible for the Executive Severance Policy.

          Under the Policy, an eligible terminated Tier 1 named executive officer may receive the following severance benefits: (1) severance pay equal to 12 months of his or her base salary in effect immediately prior to termination; (2) for 12 months following the date of the named executive officer's termination, the continuing availability of the medical and dental benefits (but not long-term or short-term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer's termination, the cost of such coverage being shared by the corporation and the named executive officer on the same basis as in effect prior to the named executive officer's termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the corporation or any subsidiary, then the corporation will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $30,000 for outplacement services that are obtained until December 31 of the second year following the named executive officer's termination, by a firm selected by the named executive officer.

          Under the Policy, an eligible terminated Tier 2 named executive officer may receive the following severance benefits: (1) severance pay equal to 9 months of his or her base salary in effect immediately prior to termination; (2) for 9 months following the date of the named executive officer's termination, the continuing availability of the medical and dental benefits (but not long-term or short-term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer's termination, the cost of such coverage being shared by the corporation and the named executive officer on the same basis as in effect prior to the named executive officer's termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the corporation or any subsidiary, then the corporation will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $15,000 for outplacement services that are obtained until December 31st of the second year following the named executive officer's termination, by a firm selected by the named executive officer.

          Also pursuant to the policy, if the President and Chief Executive Officer were to be terminated in an eligible manner, he may receive the following severance benefits: (1) severance pay equal to two times the sum of (a) his base salary in effect at the time of termination of employment and (b) an amount equal to his target annual incentive compensation for the calendar year ending prior to the date of termination of employment; (2) the continuing availability of medical and dental benefits for a period of 24 months following the date of his termination, otherwise on the same terms as Tier 1 and Tier 2 executives; (3) to the extent permitted by CTS' equity plans, the vesting of any outstanding unvested service-based restricted stock units or other equity awards granted to him under CTS' equity plans will be accelerated and such equity awards will be fully vested as of the date of his termination of employment and payable in accordance with their existing terms; (4) for any outstanding unvested performance-based restricted stock units, outstanding unvested performance shares, or any other outstanding unvested equity incentive available under any then-current performance-based equity program, to the extent permitted by CTS' equity plans, such awards will become non-forfeitable as of the date of his termination of employment. At the end of the applicable performance period, CTS shall calculate the degree to which the awards were earned based on actual performance, and then settle any earned awards on a pro-rata basis, in accordance with the portion of the actual performance period that elapsed prior to his termination, in accordance with the existing terms of such awards; and (5) reimbursement of an amount up to $30,000 for outplacement services that are obtained following his termination, on the same terms as the Tier 1 and Tier 2 executives. In addition, if the President and Chief Executive Officer gives the Board at least 12 months formal notice of his intent to terminate his employment voluntarily due to his retirement and maintains continuous employment through such 12-month period, upon retirement, he will be entitled to the severance benefits described in sections (2), (3), and (4) of this paragraph.

          It is intended that the severance benefits not duplicate substantially similar benefits payable under any change-in-control severance agreement. Further, named executive officers shall not be eligible to receive benefits under any other CTS severance policy applicable to exempt salaried employees. In order to receive the severance benefits under the policy, the named executive officer must execute a release of all claims in favor of the corporation, its employees, officers and directors within a specified time, must not compete with the corporation for a period of 12 months following termination unless the corporation consents, and for a period of 12 months following termination must not solicit any employee to leave employment with the corporation or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries, and may not assist any organization with whom the named executive officer is associated in taking such actions.

          Payments are designed to comply with Section 409A of the Internal Revenue Code. In addition, if any payment under the policy would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision, or any other tax).

          The Board has the right in its sole and absolute discretion to amend the policy or terminate it prospectively, provided that the policy may not be amended by the Board in any manner which is materially adverse to any named executive officer without that named executive officer's written consent. Notwithstanding the foregoing, the Board may amend the policy at any time to reflect changes required by the Internal Revenue Code and the policy will remain in effect until terminated by the Board.

          The table below shows the estimated severance compensation for each named executive officer, assuming that executive was terminated in a manner making him or her eligible for severance under the Executive Severance Policy on December 31, 2013.

Executive Severance Policy

Name	Severance ($)	Welfare Benefit ($)	Vesting of Unvested Time- Based Equity Awards ($)	Vesting and Pro-Rata Settlement of Performance- Based Equity Awards ($)	Outplacement ($)	Total ($)
Kieran O'Sullivan	2,281,776	24,258	1,001,450	1,633,800	30,000	4,485,008
Vinod M. Khilnani	0	0	0	0	0	0
Ashish Agrawal	206,250	9,097	0	0	15,000	245,347
Thomas A. Kroll	278,638	12,129	0	0	30,000	320,767
Anthony Urban	—	—	—	—	—	—
Lawrence Lyng	253,349	12,129	0	0	30,000	295,478
Dennis Thornton	—	—	—	—	—	—

 2013 DIRECTOR COMPENSATION

Name (a)	Fees Earned Or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Total $ (d)
Walter S. Catlow	60,000	58,740	118,740
Lawrence J. Ciancia	70,000	58,740	128,740
Thomas G. Cody	80,000	58,740	138,740
Patricia K. Collawn	70,000	58,740	128,740
Michael A. Henning	65,000	58,740	123,740
Gordon Hunter	60,000	58,740	118,740
Diana M. Murphy	60,000	58,740	118,740
Robert A. Profusek	60,000	58,740	118,740

(1)
On December 9, 2013, 3,300 Restricted Stock Units were awarded to each then-serving non-employee director for 2014 service based on an average closing price of $18.33 per share. The dollar amounts reported in this column represent the grant date fair value of such awards as computed in accordance with FASB ASC Topic 718. The grant date fair value represents the number of units awarded, multiplied by the closing price of CTS' common stock on the date of grant. The closing price of CTS' common stock on the New York Stock Exchange was $17.80 on the date of grant. These awards vested on January 7, 2014 and were distributed upon vesting absent a deferral election by the director. All directors except Mr. Cody elected to defer distribution until their retirement from the Board. On December 7, 2012, 7,300 RSUs were awarded to each non-employee director for 2013 service. The closing price of CTS' common stock on the New York Stock Exchange was $9.20 on the date of grant. The grant date fair value of each award was $67,160. These awards vested on January 2, 2013, and were distributed upon vesting absent a deferral election by the director. All directors except Mr. Cody and Mr. Hunter elected to defer distribution until their retirement from the Board.) The non-employee directors had no other unvested stock awards (or option awards) outstanding at 2013 fiscal year-end. Due to SEC reporting rules, the grants of RSUs actually made during 2013 are reported in this table.

          Director Compensation.    Employee directors receive no compensation for serving on the Board or Committees of the Board. Compensation for non-employee directors is determined by the Board based on recommendations by the Compensation Committee. In addition, CTS reimburses non-employee directors for reasonable travel expenses related to their performance of services and for director education programs. Director compensation is generally divided into two roughly equal components: a cash component and a stock-based component.

          Effective for 2011 service, the Board simplified the methodology for the cash component of director compensation. Effective January 1, 2013, each director was entitled to receive a base annual retainer at the rate of $60,000 in cash. In addition to the base annual retainer, the Lead Independent Director retainer is now set at $20,000 per year, the Audit Committee Chair retainer is $10,000 per year, the Compensation Committee Chair retainer is $10,000 per year, and the Nominating and Governance Committee Chair retainer is $5,000 per year.

          The Board has established an annual stock-based compensation target for each non-employee director that has been amended from time to time. The annual stock-based compensation target for 2013 was $60,000 per non-employee director. Since 2005, the stock-based compensation target has been fulfilled by grants of RSUs. The RSUs are granted and fully vested after one month. The grants provide directors with the opportunity to defer distribution of some or all of the RSUs until separation from service with the Board, a date certain or a series of dates according to a schedule. Non-employee directors do not receive dividends or other earnings on deferred RSUs.

          CTS does not currently have a retirement plan for non-employee directors. In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Under that plan, a deferred common stock unit account was established for each non-employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-employee director's account. When a non-employee director retires from the Board, he or she receives one share of CTS common stock for each deferred common stock unit credited to his or her account. On December 1, 2004, the Board amended the plan to preclude crediting any additional units to the deferred common stock unit accounts. The number of deferred common stock units credited to each director's account is shown in the Directors' and Officers' Stock Ownership table on page 28.

 REPORT OF THE AUDIT COMMITTEE

          The Audit Committee acts pursuant to its written charter adopted by the Board, a copy of which may be obtained from CTS' website at http://www.ctscorp.com/governance/auditcharter.htm. All members of the Audit Committee are financially literate and independent as defined in the NYSE Corporate Governance Listing Standards.

          The Audit Committee has reviewed and discussed with CTS management and Grant Thornton LLP, CTS' independent auditor, the audited consolidated financial statements of the corporation for 2013; has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 16, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board; has received from the independent auditor the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding independent auditor's communications with the Audit Committee concerning independence; and has discussed with the independent auditor its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the financial statements be included in CTS' Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

CTS CORPORATION 2013 AUDIT COMMITTEE

Lawrence J. Ciancia, Chairman; Walter S. Catlow; and Michael A. Henning

INDEPENDENT AUDITOR

          Grant Thornton LLP has served as CTS' independent auditor since 2005. Grant Thornton LLP representatives plan to attend the Annual Meeting and will be available to respond to appropriate questions from shareholders. The following table presents fees for professional audit and other services provided by Grant Thornton LLP to CTS for the years ended December 31, 2013 and December 31, 2012.

	Audit Fees	Audit-Related Fees	Tax Fees		All Other Fees
2013	$1,479,923	—	$21,227	(1)	—
2012	$1,766,405	—	—		$31,007	(2)

(1)
Includes tax compliance fees related to certain of CTS' subsidiaries.

(2)
Includes due diligence fees of $31,007 related to the acquisition of D&R Technologies, LLC.

          The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. The Audit Committee annually reviews audit and non-audit services proposed to be rendered by Grant Thornton LLP during the fiscal year.

          The Audit Committee has delegated authority to the Audit Committee Chairman to grant pre-approval of services by the independent auditors, provided that the Chairman reports on any such pre-approval decisions at the next scheduled meeting of the Audit Committee. None of the services rendered by Grant Thornton LLP were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.

 2013 Annual Report on Form 10-K

          Upon receipt of the written request of a shareholder owning shares of CTS common stock on the Record Date addressed to the Corporate Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, CTS will provide to such shareholder, without charge, a copy of its 2013 Annual Report on Form 10-K, including the financial statements and financial statement schedule. You may also call investor relations at (574) 523-3800, email at shareholder.services@ctscorp.com, or obtain a report on CTS' website at http://www.ctscorp.com.

Important Notice Regarding the Availability of Proxy Materials for
the 2014 Annual Meeting of Shareholders to be held on May 21, 2014.

          This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our 2013 Annual Report to Shareholders, are available free of charge on the Investor Relations section of our website at http://www.ctscorp.com/investor_relations/investor.htm.

By Order of the Board of Directors,

Robert J. Patton Corporate Secretary

Elkhart, Indiana
April 11, 2014

 EXHIBIT A

CTS CORPORATION
2014 PERFORMANCE AND INCENTIVE COMPENSATION PLAN

          SECTION 1. PURPOSE:    The purpose of the CTS Corporation 2014 Performance and Incentive Compensation Plan is to provide certain employees of CTS Corporation and its Affiliates and members of the Board with the opportunity to receive stock-based and other incentive grants in order to attract, motivate and retain qualified individuals and to align their interests with those of shareholders.

          SECTION 2. EFFECTIVE DATE:    The Plan will become effective as of May 21, 2014 (the "Effective Date"), subject to the approval of the shareholders in accordance with the Company's Bylaws and the laws of the State of Indiana at the Annual Meeting to be held on May 21, 2014. Unless sooner terminated as provided herein, the Plan shall terminate on May 20, 2024. After the Plan is terminated, no future Awards may be granted under the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions. Furthermore, no grants will be made on or after May 21, 2014 under the Existing Plan, but outstanding awards granted under the Existing Plan will continue unaffected following May 21, 2014.

          SECTION 3. DEFINITIONS:    As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

  (a)
  "Affiliate" shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

  (b)
  "Award" shall mean a grant of an Option, SAR, Restricted Stock Award, Performance Award or Other Stock Award pursuant to the Plan, which may, as determined by the Committee, be in lieu of other compensation owed to a Participant.

  (c)
  "Award Agreement" shall mean an agreement, certification, resolution or other type or form of writing or other evidence approved by the Committee that evidences the terms and conditions of an Award granted under the Plan. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

  (d)
  "Board of Directors" or "Board" shall mean the board of directors of the Company.

  (e)
  "Cash Incentive Award" shall mean a cash award granted pursuant to Section 11.

  (f)
  "Change in Control" shall have the meaning set forth in Section 15 of this Plan.

  (g)
  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

  (h)
  "Committee" shall mean the Compensation Committee or such other committee of the Board of Directors, which shall consist solely of two or more members of the Board who are "outside directors" within the meaning of Section 162(m) of the Code, "non-employee directors" within the meaning of Securities and Exchange Commission Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and independent directors as defined by any applicable stock exchange rule or any such successor provision thereto.

  (i)
  "Company" shall mean CTS Corporation, an Indiana corporation.

  (j)
  "Covered Employee" shall mean a Participant who is, or is determined by the Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

  (k)
  "Date of Grant" shall mean the date specified by the Committee on which a grant of Options, SARs or Performance Awards, or a grant or sale of Restricted Stock Awards or Other Stock Awards pursuant to the Plan will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

  (l)
  "Employee" shall mean an employee of the Company or any Affiliate.

  (m)
  "Exercise Price" shall mean an amount, as determined by the Committee, at which an Option or SAR can be exercised by a Participant, which amount shall not be less than the Fair Market Value of a Share on the Date of Grant, unless such Option or SAR is granted pursuant to an assumption or substitution of another Option or SAR in a manner that satisfies the requirements of Section 424(a) of the Code.

  (n)
  "Existing Plan" shall mean the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan.

  (o)
  "Fair Market Value" shall mean, as of a given date, unless otherwise determined by the Committee, the closing sale price for a Share as reported on a national securities exchange on such date if the Shares are then being traded on such an exchange. If no closing sale price was reported for such date, the closing sale price on the last preceding day on which such a price was reported shall be used. If there is no regular public trading market for the Shares, the Fair Market Value for a Share shall be the fair market value of a Share as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Award Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

  (p)
  "Incentive Stock Option" shall mean an Option which is intended to meet the requirements set forth in Section 422 of the Code or any successor provision.

  (q)
  "Nonqualified Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.

  (r)
  "Option" shall mean the right to purchase Shares granted pursuant to Section 8, which may take the form of either an Incentive Stock Option or a Nonqualified Stock Option and which shall not have a term of more than 10 years.

  (s)
  "Other Stock Award" shall mean an Award of Shares or Awards that are valued in whole or in part, or that are otherwise based on, Shares, including but not limited to dividend equivalents or amounts which are equivalent to any federal, state, local, domestic, or foreign taxes relating to an Award, which may be payable in Shares, cash, other securities, or any other form of property as the Committee shall determine, subject to the terms and conditions set forth by the Committee and granted pursuant to Section 12.

  (t)
  "Participant" shall mean an Employee or non-employee member of the Board selected by the Committee to receive Awards under the Plan.

  (u)
  "Performance Awards" shall mean Awards of Performance Shares or Performance Units or Cash Incentive Awards.

  (v)
  "Performance Measures" shall mean any of the following performance criteria, either alone or in any combination, and may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: free cash flow; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic;

    earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; order intake; debt ratios; operating expense; inventory turns; net earnings; operating earnings; gross or operating margin; gross margin percentage; return on equity; capital expenditures; cost of quality; on-time delivery; return on net assets; return on capital; return on investment; return on sales; net sales; sales growth; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; working capital; controllable working capital and total shareholder return. The Committee may grant Awards subject to Performance Measures that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Performance Measures applicable to any Qualified Performance-Based Award to a Covered Employee must be based on one or more, or a combination, of the Performance Measures listed in this paragraph. Performance Measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The Performance Measures may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the Performance Measures themselves.

    Additionally, Performance Measures may be defined to exclude certain types or categories of extraordinary, unusual or non-recurring items; changes in applicable laws, regulations or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation or reserves; or any recapitalization, restructuring, asset impairment, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, gain or loss on asset sales, or other similar corporate transactions; provided, however, that such action shall not be taken in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. The Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, asset impairment, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, gain or loss on asset sales, or other similar corporate transactions; provided, however, that such action shall not be taken in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

  (w)
  "Performance Share" shall mean an Award denominated in Shares, which is earned during a Performance Period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

  (x)
  "Performance Period" shall mean, in respect of a Performance Award, a period of time established by the Committee pursuant to Section 11 at the end of which the achievement of one or more measurable performance objectives established for a Performance Measure and relating to such Performance Award are to be evaluated or measured.

  (y)
  "Performance Unit" shall mean an Award denominated in units having a value in dollars or such other currency, as determined by the Committee, which is earned during a Performance Period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

  (z)
  "Plan" shall mean the Company's 2014 Performance and Incentive Compensation Plan, as may be amended, or amended and restated, from time to time.

  (aa)
  "Qualified Performance-Based Award" shall mean any Award or portion of an Award that is intended to satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code.

  (bb)
  "Restricted Stock" shall mean an Award of Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10, as to which neither the substantial risk of forfeiture nor any prohibition on transfer has expired.

  (cc)
  "Restricted Stock Award" shall mean an Award consisting of Restricted Stock or Restricted Stock Units.

  (dd)
  "Restricted Stock Unit" shall mean an Award consisting of a bookkeeping entry representing the right to receive one Share or an amount equivalent to the Fair Market Value of one Share, payable in cash or Shares, and representing an unfunded and unsecured obligation of the Company, except as otherwise provided by the Committee, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

  (ee)
  "Shares" shall mean shares of common stock, without a par value, of the Company.

  (ff)
  "Stock Appreciation Right" or "SAR" shall mean an Award which represents the right to receive the difference between the Fair Market Value of a Share on the date of exercise and an Exercise Price, payable in cash or Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 9 and which shall not have a term of more than 10 years.

  (gg)
  "Voting Power" shall mean at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board in the case of the Company, or members of the board of directors or similar body in the case of another entity.

          SECTION 4. ADMINISTRATION:    Subject to the express provisions of this Plan, the Committee shall have authority to administer and interpret the Plan, to interpret any Award Agreement, to prescribe, amend, and rescind rules and regulations relating to the Plan and any Award Agreement, and to make all other determinations deemed necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to any provision of the Plan or of any Award Agreement will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. To the extent permitted by law, the Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. To the extent permitted by law, the Committee may delegate to one or more of its members or one or more officers of the Company the authority, subject to terms and conditions as the Committee shall determine, to (a) designate Employees to be recipients of Awards under the Plan and (b) determine the size of any such Awards; provided, however, that: (x) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an employee who is an officer, member of the Board, or more than 10% beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as determined by the Board in accordance with Section 16 of the Securities Exchange Act of 1934, as amended; (y) the resolution providing for such authorization sets forth the total number of Shares such officer(s) may grant; and (z) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

          SECTION 5. SHARES AVAILABLE FOR AWARDS

  (a)
  Subject to adjustment as provided in Section 5(g), the maximum number of Shares available for issuance under the Plan shall be 1,500,000.

  (b)
  If any Shares issued pursuant to an Award are forfeited, or an Award is forfeited, expires, or is otherwise terminated, the Shares issued pursuant to, or subject to, such Award (as applicable) shall, to the extent of such forfeiture, expiration, or termination, again be available for Awards under the Plan. Notwithstanding anything to the contrary contained herein: (i) if Shares are tendered or otherwise used in payment of the Exercise Price of an Option, the total number of Shares covered by the Option being exercised shall reduce the maximum number of Shares available under Section 5(a); (ii) Shares withheld by the Company to satisfy the tax withholding obligation shall count against the maximum number of Shares available under Section 5(a); and (iii) the number of Shares covered by an SAR, to the extent that it is exercised and settled in Shares, and whether or not all the Shares covered by the Award are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan. In the event that the Company repurchases Shares with Option proceeds, those Shares will not be added to the maximum number of Shares available under Section 5(a). If, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on Fair Market Value, such Shares will not count against the maximum number of Shares available under Section 5(a).

  (c)
  Unless otherwise determined by the Committee, Awards that are designed to operate in tandem with other Awards shall not be counted against the maximum number of Shares available under Section 5(a) in order to avoid double counting.

  (d)
  Notwithstanding the foregoing, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate number of Shares stated in Section 5(a), subject to adjustment as provided in Section 5(g) to the extent that such adjustment does not affect the ability to grant or the qualification of Incentive Stock Options under the Plan.

  (e)
  To the extent any Award is settled in cash, the number of Shares available for issuance under the Plan pursuant to Section 5(a) shall be reduced by an amount equal to the quotient of: (i) the dollar amount of such cash payment, reduced by any amount tendered by the Participant or retained by the Company to satisfy tax withholding obligations in connection with the Award; divided by (ii) the Fair Market Value of a Share on the date of the cash payment.

  (f)
  Any Shares issued under the Plan shall consist, in whole or in part, of authorized and unissued Shares, Shares purchased in the open market or otherwise, Shares in treasury, or any combination thereof, as the Committee or, as appropriate, the Board may determine.

  (g)
  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or corporate transaction or event having an effect similar to the foregoing, the Committee shall adjust the number and type of Shares available for Awards under the Plan and Plan limits, the number and type of Shares subject to outstanding Awards, and the Exercise Price with respect to any Award, and Cash Incentive Awards, as is equitably required to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. In the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of the Company, such adjustments shall be made automatically without the necessity of Committee action, on the customary arithmetical basis. Any fractional Share resulting from an adjustment pursuant to this Section 5(g) shall be disregarded. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash) as it may determine to be equitable and may in connection therewith require the surrender of all or part of any Award to be replaced in a manner that complies with Section 409A of the Code. In addition, for each Option or SAR with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR.

  (h)
  Subject to adjustment as provided in Section 5(g), the number of Shares issued as Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and Other Stock Awards (after taking into account any forfeitures and cancellations) will not during the life of the Plan in the aggregate exceed 1,500,000 Shares.

          SECTION 6. ELIGIBILITY:    The Committee from time to time may designate which Employees and non-employee members of the Board shall become Participants under the Plan.

          SECTION 7. CODE SECTION 162(m) AND OTHER PROVISIONS

  (a)
  This Section 7 is applicable to any Qualified Performance-Based Award granted to a Covered Employee. Performance Measures applicable to any Qualified Performance-Based Award to a Covered Employee must be based on one or more, or a combination, of the Performance Measures.

  (b)
  Notwithstanding any other provision of the Plan other than Section 5(g):

  (i)
  no Participant will be granted Options or SARs, in the aggregate, for more than 500,000 Shares during any calendar year;

  (ii)
  no Participant will be granted Qualified Performance-Based Awards of Performance Shares for more than 300,000 Shares during any calendar year; provided, however, that, if any other Qualified Performance-Based Awards of Performance Shares are outstanding for such Participant for a given calendar year, such Share limitation shall be reduced for each such given calendar year by the Shares that could be received by the Participant under all such Qualified Performance-Based Awards, divided, for each such Qualified Performance-Based Award, by the number of full calendar years of the Company applicable to each such outstanding Qualified Performance-Based Award;

  (iii)
  in no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $3,000,000; provided, however, that, if any other Qualified Performance-Based Awards of Performance Units are outstanding for such Participant for a given calendar year, such dollar limitation shall be reduced for each such given calendar year by the amount that could be received by the Participant under all such Qualified Performance-Based Awards, divided, for each such Qualified Performance-Based Award, by the number of full calendar years of the Company applicable to each such outstanding Qualified Performance-Based Award; and

  (iv)
  in no event will any Participant in any calendar year receive a Qualified Performance-Based Award that is a Cash Incentive Award having an aggregate maximum value in excess of $3,000,000.

    The limitations set forth in this Section 7(b) shall be subject to adjustment under Section 5(g) of the Plan only to the extent that such adjustment does not affect the status of any Qualified Performance-Based Award intended to satisfy the requirements for "qualified performance-

    based compensation" under Section 162(m) of the Code. If an Option is granted in tandem with a SAR such that exercise of the Option or SAR with respect to one Share cancels the tandem Option or SAR, respectively, with respect to such Share, the tandem Option and SAR with respect to such Share shall be counted as covering only one Share for purposes of applying the limitation set forth in this Section 7(b).

  (c)
  Notwithstanding the foregoing, in no event will any Participant who is a non-employee member of the Board receive in any calendar year (i) Share-based awards under this Plan for, in the aggregate, more than 30,000 Shares, and (ii) cash-based awards under this Plan having an aggregate maximum value in excess of $500,000.

  (d)
  The Committee shall have the authority to impose such other restrictions on Qualified Performance-Based Awards as it may deem necessary or appropriate to ensure that such Qualified Performance-Based Awards satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code.

          SECTION 8. OPTIONS:    Subject to the terms and conditions of the Plan, the Committee may grant Options to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; method of payment of the Exercise Price; treatment upon termination of employment; treatment upon certain corporate transactions or events, including a Change in Control; and other terms and conditions that the Committee may deem appropriate. Options granted under this Plan may not provide for any dividends or dividend equivalents thereon. Incentive Stock Options may only be granted to Participants who meet the definition of "employees" under Section 3401(c) of the Code.

          SECTION 9. STOCK APPRECIATION RIGHTS:    Subject to the terms and conditions of the Plan, the Committee may grant SARs to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; form of payment; treatment upon termination of employment; treatment upon certain corporate transactions or events, including a Change in Control; and other terms and conditions that the Committee may deem appropriate. SARs granted under this Plan may not provide for any dividends or dividend equivalents thereon.

          SECTION 10. RESTRICTED STOCK AWARDS:    Subject to the terms and conditions of the Plan, the Committee may grant Restricted Stock Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the vesting schedule; purchase price, if any; deferrals allowed or required; treatment upon termination of employment; treatment upon certain corporate transactions or events, including a Change in Control; and other terms and conditions that the Committee may deem appropriate. Any dividends or other distributions on Restricted Stock Awards with restrictions that lapse as a result of the achievement of Performance Measures will be deferred until and paid contingent upon the achievement of the applicable Performance Measures.

          SECTION 11. PERFORMANCE AWARDS:    Subject to the terms and conditions of the Plan, the Committee may grant Performance Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the performance period; performance criteria; treatment upon termination of employment; treatment upon certain corporate transactions or events, including a Change in Control; and other terms and conditions that the Committee may deem appropriate. Any dividends or other distributions on Performance Shares or Performance Units with restrictions that lapse as a result of the achievement of Performance Measures will be deferred until and paid contingent upon the achievement of the applicable Performance Measures. Notwithstanding anything in this Plan to the contrary, the Committee shall not adjust

Performance Shares or Performance Units, or Cash Incentive Awards, that are Qualified Performance-Based Awards where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

          SECTION 12. OTHER STOCK AWARDS:    Subject to the terms and conditions of the Plan, the Committee may grant Other Stock Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the vesting schedule, if any; purchase price, if any; deferrals allowed or required; treatment upon termination of employment; treatment upon certain corporate transactions or events, including a Change in Control; and other terms and conditions that the Committee may deem appropriate. Any dividends or other distributions on Other Stock Awards with restrictions that lapse as a result of the achievement of Performance Measures will be deferred until and paid contingent upon the achievement of the applicable Performance Measures.

          SECTION 13. PROHIBITION ON REPRICING:    Except in connection with a corporate transaction or event described in Section 5(g) of the Plan, the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or SARs, or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs without shareholder approval.

          SECTION 14. WITHHOLDING:    The Committee may make such provisions and take such steps as it may deem necessary and appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state, local, domestic, or foreign, to withhold in connection with the grant, exercise, payment, or removal of restrictions of an Award, including, but not limited to, requiring or permitting the Participant to remit to the Company an amount sufficient to satisfy such withholding requirements in cash or Shares or withholding cash or Shares due or to become due with respect to the Award at issue. In no event shall the Fair Market Value of Shares to be withheld pursuant to this Section 14 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

          SECTION 15. CHANGE IN CONTROL:    For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Award Agreement, a "Change in Control" will be deemed to have occurred upon the occurrence of any of the following events:

  (a)
  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 25% or more of the then Voting Power; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company that is approved by the Incumbent Board (as defined below); (ii) any acquisition by the Company or any Affiliate and any change in the percentage ownership of the Voting Power of the Company that results from such acquisition; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; or (iv) any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Section 15(c) below; or

  (b)
  individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company's stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

  (c)
  consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership immediately prior to such Business Combination of the Voting Power, (ii) no Person (excluding the Company, any entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

  (d)
  approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of Section 15(c).

          SECTION 16. POSTPONEMENT OF ISSUANCE AND DELIVERY:    The issuance and delivery of any Shares under this Plan may be postponed by the Company for such period as may be required to comply with any applicable requirements under any applicable listing requirement of any national securities exchange or any law or regulation applicable to the issuance and delivery of Shares, and the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery of such Shares shall constitute a violation of any provision of any law or regulation of any governmental authority or any national securities exchange.

          SECTION 17. NO RIGHT TO AWARDS:    No Employee or member of the Board shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of Employees or members of the Board under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

          SECTION 18. NO RIGHT TO EMPLOYMENT OR DIRECTORSHIP:    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or an Affiliate or any right to remain as a member of the Board, as the case may be. Termination of the services of an Employee or a member of the Board shall not give rise to any liability or any claim under the Plan, unless otherwise provided in the Plan or an Award Agreement.

          SECTION 19. NO RIGHTS AS A SHAREHOLDER:    A Participant shall have no rights as a shareholder with respect to any Shares covered by an Award until the date of the issuance of such Shares.

          SECTION 20. SEVERABILITY:    If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

          SECTION 21. NO TRUST OR FUND CREATED:    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent any person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

          SECTION 22. HEADINGS:    Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.

          SECTION 23. NONASSIGNABILITY:    Unless otherwise determined by the Committee, no Participant or beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan other than by will or by the applicable laws of descent and distribution, and in no event shall any Award granted under the Plan or such right to payment be transferred for value.

          SECTION 24. INDEMNIFICATION:    In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company to the maximum extent permitted by law and the Company's Bylaws.

          SECTION 25. FOREIGN JURISDICTIONS:    The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform with the laws and regulations of any such foreign jurisdiction.

          SECTION 26. TERMINATION AND AMENDMENT:    Subject to the approval of the Board where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no action shall be taken by the Board or the Committee without the approval of shareholders that would

  (a)
  Increase the maximum number of Shares that may be issued under the Plan, except as provided in Section 5(g);

  (b)
  Change the class of eligible Participants;

  (c)
  Permit the repricing of outstanding Options or SARs, as provided in Section 13; or

  (d)
  require approval of the Company's shareholders under any applicable law, regulation, stock exchange listing rule, or other rule.

          Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the applicable Participant, terminate or adversely affect any right or obligation under an Award previously granted under the Plan, except as necessary to comply with changes in law or accounting rules applicable to the Company.

          SECTION 27. COMPLIANCE WITH SECTION 409A OF THE CODE

  (a)
  To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

  (b)
  Neither a Participant nor any of a Participant's creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant's benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

  (c)
  If, at the time of a Participant's separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

  (d)
  Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant's account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

          SECTION 28. APPLICABLE LAW:    This Plan shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to its principles of conflict of laws.

          SECTION 29. DETRIMENTAL ACTIVITY AND RECAPTURE PROVISIONS:    Any Award Agreement may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or an Affiliate or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded.

          SECTION 30. SHARE-BASED AWARDS IN SUBSTITUTION FOR AWARDS GRANTED BY OTHER COMPANY:    Notwithstanding anything in this Plan to the contrary:

  (a)
  Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

  (b)
  In the event that a company acquired by the Company or any subsidiary or with which the Company or any subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Awards made after such acquisition or merger under the Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any subsidiary prior to such acquisition or merger.

  (c)
  Any Shares that are issued by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 30(a) or 30(b) above will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in the Plan. In addition, no Shares that are issued by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 30(a) or 30(b) above will be added to the maximum number of Shares available under Section 5(a).

See the reverse side of this notice to obtain proxy materials and voting instructions. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000208023_1 R1.0.0.51160 CTS CORPORATION CTS CORPORATION ATTN: Robert J. Patton 905 WEST BOULEVARD NORTH ELKHART, IN 46514 Annual Meeting April 04, 2014 May 21, 2014 May 21, 2014 9:30 AM CDT The Offices of CTS Corporation 2375 Cabot Drive Lisle, IL 60532

Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. How To Vote . XXXX XXXX XXXX Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX . XXXX XXXX XXXX 0000208023_2 R1.0.0.51160 1. Annual Report 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 07, 2014 to facilitate timely delivery.

Voting items 0000208023_3 R1.0.0.51160 The Board of Directors recommends you vote FOR the following Nominees for a ONE-YEAR term: 1. Election of Directors Nominees 01 W. S. Catlow 02 L. J. Ciancia 03 T. G. Cody 04 P. K. Collawn 05 M. A. Henning 06 G. Hunter 07 D. M. Murphy 08 K. O’Sullivan 09 R. A. Profusek The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. Approval, on an advisory basis, of the compensation of CTS’ named executive officers. 3. Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2014. 4. Approval of the CTS Corporation 2014 Performance and Incentive Compensation Plan. NOTE: Any other business properly presented at the meeting.

0000208023_4 R1.0.0.51160

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000208024_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following Nominees for a ONE-YEAR term: 1. Election of Directors Nominees 01 W. S. Catlow 02 L. J. Ciancia 03 T. G. Cody 04 P. K. Collawn 05 M. A. Henning 06 G. Hunter 07 D. M. Murphy 08 K. O'Sullivan 09 R. A. Profusek CTS CORPORATION ATTN: Robert J. Patton 905 WEST BOULEVARD NORTH ELKHART, IN 46514 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the CTS Corporation Retirement Savings Plan. If voting instuctions are not received by the proxy tabulator by 11:59 p.m. Eastern Time on May 19th, your shares held by Vanguard Fiduciary Trust Company will not be voted. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Approval, on an advisory basis, of the compensation of CTS' named executive officers. 3. Ratification of the appointment of Grant Thornton LLP as CTS' independent auditor for 2014. 4. Approval of the CTS Corporation 2014 Performance and Incentive Compensation Plan. NOTE: Any other business properly presented at the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000208024_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . CTS CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 21, 2014 The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Kieran O'Sullivan and Robert J. Patton as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on April 4, 2014 at the Annual Meeting of Shareholders originally convened on May 21, 2014 and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

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PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF CTS' NAMED EXECUTIVE OFFICERS
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITOR FOR 2014
PROPOSAL 4: APPROVAL OF THE CTS CORPORATION 2014 PERFORMANCE AND INCENTIVE COMPENSATION PLAN
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMMITTEES OF THE BOARD OF DIRECTORS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
STOCK OWNERSHIP INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
CTS CORPORATION 2013 COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION 2013 Summary Compensation Table
2013 Grants of Plan-Based Awards
Outstanding Equity Awards at 2013 Fiscal Year-End
2013 Option Exercises and Stock Vested
2013 Pension Benefits
Change-in-Control Severance Agreement Table
Executive Severance Policy
2013 DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
CTS CORPORATION 2013 AUDIT COMMITTEE
INDEPENDENT AUDITOR
2013 Annual Report on Form 10-K
EXHIBIT A CTS CORPORATION 2014 PERFORMANCE AND INCENTIVE COMPENSATION PLAN